Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-178546 and 333-156913

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell, nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission.

SUBJECT TO COMPLETION. DATED JANUARY 22, 2013.

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED DECEMBER 20, 2011)

U.S. $

Republic of Colombia

    % Global Bonds due

The bonds will mature on March     ,     . Colombia will pay interest on the bonds each March          and September         , commencing on March     , 2013. The bonds will be issued in denominations of U.S. $200,000 and integral multiples of U.S. $1,000 in excess thereof.

The bonds will be direct, general, unconditional, unsecured and unsubordinated external indebtedness of Colombia and will be backed by the full faith and credit of Colombia. The bonds will rank equal in right of payment with all of Colombia’s present and future unsecured and unsubordinated external indebtedness.

Colombia may, at its option, redeem the bonds, in whole or in part, before maturity, on not less than 30 nor more than 60 days’ notice by mail on the terms described under “Description of the Bonds—Optional Redemption” in this prospectus supplement. The bonds will not be entitled to the benefit of any sinking fund.

The bonds will contain provisions regarding acceleration and future modifications to their terms that differ from those applicable to Colombia’s outstanding public external indebtedness issued prior to January 21, 2004. Under these provisions, which are described in the sections entitled “Description of the Securities—Debt Securities—Default and Acceleration of Maturity,” “—Collective Action Securities” and “—Meetings and Amendments—Approval (Collective Action Securities)” in the accompanying prospectus, Colombia may amend the payment provisions of the bonds with the consent of the holders of 75% of the aggregate principal amount of the outstanding bonds.

Application will be made to list the bonds on the official list of the Luxembourg Stock Exchange and to trade them on the Euro MTF Market of the Luxembourg Stock Exchange.

See “Risk Factors” beginning on page S-9 to read about certain risks you should consider before investing in the bonds.

ANY OFFER OR SALE OF BONDS IN ANY MEMBER STATE OF THE EUROPEAN ECONOMIC AREA WHICH HAS IMPLEMENTED DIRECTIVE 2003/71/EC (THE ‘‘PROSPECTUS DIRECTIVE’’) MUST BE ADDRESSED TO QUALIFIED INVESTORS (AS DEFINED IN THE PROSPECTUS DIRECTIVE).

Neither the Securities and Exchange Commission, referred to as the SEC, nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per bond		Total
Public offering price(1)(2)		%	U.S.$
Underwriting discount		%	U.S.$
Proceeds, before expenses, to Colombia		%	U.S.$

(1)	Purchasers will also be required to pay accrued interest, if any, from January , 2013, if settlement occurs after that date.
(2)	Subject to market conditions, Colombia reserves the right to increase the aggregate principal amount of the bonds by up to 15% of the bonds initially offered by this prospectus supplement, or U.S. $ , during Asian market hours on January , 2013. Such additional bonds may be sold at a price to the public that is higher than or equal to (but not less than) the price at which the bonds are being offered to the public in the United States on the date hereof, plus accrued interest.

Delivery of the bonds, in book-entry form only, is expected to be made on or about January     , 2013.

Deutsche Bank Securities	Goldman, Sachs & Co.

The date of this prospectus supplement is January     , 2013.

Prospectus Supplement

We have only provided to you the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that you should consider before investing in the bonds. You should read this entire prospectus supplement and the accompanying prospectus carefully.

The Issuer

Overview

Colombia is the fourth largest country in South America, with a territory of 441,020 square miles (1,141,748 square kilometers). Located on the northwestern corner of the South American continent, Colombia borders Panama and the Caribbean Sea on the north, Peru and Ecuador on the south, Venezuela and Brazil on the east and the Pacific Ocean on the west. According to the Departamento Administrativo Nacional Estadístico (National Administrative Department of Statistics, or “DANE”), Colombia’s population in 2012 was approximately 46.5 million, compared with 46.0 million in 2011. Based on the latest available population statistics for Colombian cities, in 2012, approximately 7.5 million people live in the metropolitan area of Bogotá, the capital of Colombia. Furthermore, in 2012, Medellín and Cali, the second and third largest cities, had populations of approximately 2.4 million and 2.3 million, respectively. The most important urban centers, with the exception of Barranquilla (the largest port city), are located in the Cordillera valleys. Colombia has a population density of approximately 108 people per square mile (42 people per square kilometer).

Government

Colombia is governed as a Presidential Republic. Colombia’s territory is divided into 32 departments. Each department is divided into municipalities.

The Republic of Colombia is one of the oldest democracies in the Americas. In 1991, a popularly elected Constitutional Assembly approved a new Constitution, replacing the Constitution of 1886. The Constitution provides for three independent branches of government: an executive branch headed by the President; a legislative branch consisting of the bicameral Congress, composed of the Chamber of Representatives and the Senate; and a judicial branch consisting of the Corte Constitucional (Constitutional Court), the Corte Suprema de Justicia (Supreme Court of Justice, or “Supreme Court”), the Consejo de Estado (Council of State), the Consejo Superior de la Judicatura (Supreme Judicial Council), the Fiscalía General de la Nación (National Prosecutor General) and in such lower courts as may be established by law.

On June 20, 2010, Juan Manuel Santos was elected President of the Republic of Colombia with 69.0% of the vote. President elect Santos assumed the office of the President on August 7, 2010. The next Presidential election is scheduled for 2014.

Judicial power is vested in the Constitutional Court, the Supreme Court, the Council of State, the Supreme Judicial Council, the National Prosecutor General and in such lower courts as may be established by law. The function of the Constitutional Court, whose nine members are elected by the Senate for an eight-year term, is to assure that all laws are consistent with the Constitution and to review all decisions regarding fundamental rights. The Supreme Court is the final appellate court for resolving civil, criminal and labor proceedings. The Council of State adjudicates all matters relating to the exercise of public authority or actions taken by the public sector, including the review of all administrative decisions or resolutions that are alleged to contradict the Constitution or the law. The Council of State also acts as advisor to the Government on administrative matters. The Supreme Court and Council of State justices are appointed for eight-year terms by their predecessors from a list of candidates provided by the Supreme Judicial Council. The National Prosecutor General, who is appointed for a four-year term by the Supreme Court from a list of three candidates submitted by the President, acts as the nation’s prosecutor. The judicial branch is independent from the executive branch with respect to judicial appointments as well as budgetary matters.

National legislative power is vested in the Congress, which consists of a 102-member Senate and a 166-member Chamber of Representatives. Senators and Representatives are elected by direct popular vote for terms of four years. Senators are elected on a nonterritorial basis, while Representatives are elected on the basis of proportional, territorial representation. In each department, administrative power is vested in departmental assemblies whose members are elected by direct popular vote. At the municipal level, administrative power is vested in municipal councils, which preside over budgetary and administrative matters. The most recent Congressional elections occurred on March 14, 2010, when candidates from Partido Social de La Unidad Nacional and Partido Conservador Colombiano won 50 of the 100 seats in the Senate and 85 of the 166 seats in the Chamber of Representatives. The next Congressional elections will be held in 2014.

Selected Colombian Economic Indicators

	For the Year Ended December 31,
	2007	2008	2009	2010	2011
Domestic Economy
Real GDP Growth (percent)(1)	6.9%	3.5%	1.7%	4.0%	5.9%
Gross Fixed Investment Growth (percent)(1)	14.4	9.9	(1.3)	4.6	16.6
Private Consumption Growth (percent)(1)	7.3	3.5	0.6	5.0	6.5
Public Consumption Growth (percent)(1)	6.0	3.3	5.9	5.5	2.6
Consumer Price Index(2)	5.7	7.7	2.0	3.2	3.7
Producer Price Index(2)	1.3	9.0	(2.2)	4.4	5.5
Interest Rate (percent)(3)	8.0	9.7	6.1	3.7	4.2
Unemployment Rate (percent)(4)	9.9	10.6	11.3	11.1	9.8

	(millions of U.S. dollars)
Balance of Payments
Exports of Goods (FOB)(5)	$ 29,381	$ 37,095	$ 32,563	$ 39,546	$ 56,216
Oil and its derivatives(5)	7,318	12,204	10,254	16,483	27,954
Coffee(5)	1,714	1,883	1,543	1,884	2,608
Imports of Goods (FOB)(5)	30,088	36,320	30,510	37,508	50,650
Current Account Balance(5)	(5,977)	(6,743)	(4,960)	(8,758)	(9,955)
Net Foreign Direct Investment(5)	8,136	8,342	4,049	177	5,762
Net International Reserves	20,949	24,030	25,356	28,452	32,300
Months of Coverage of Imports (Goods and Services)	6.7	6.4	7.9	7.3	6.3

	(billions of pesos or percentage of GDP)
Public Finance(6)
Non-financial Public Sector Revenue(7)	Ps.190,357	Ps.193,190	Ps.204,487	Ps.214,845	Ps.249,964
Non-financial Public Sector Expenditures(7)	195,304	190,381	213,257	229,399	255,157
Non-financial Public Sector Primary Surplus/(Deficit)(8)	11,131	17,022	4,862	(652)	7,059
Percent of Nominal GDP(1)	3.2%	3.5%	0.9%	(0.1)%	1.1%
Non-financial Public Sector Fiscal Surplus/(Deficit)	(4,471)	342	(11,019)	(17,029)	(10,541)
Percent of Nominal GDP(1)	(1.3)%	0.0%	(2.4)%	(3.1)%	(1.8)%
Central Government Fiscal Surplus/ (Deficit)	(11,614)	(11,067)	(20,715)	(21,019)	(17,507)
Percent of Nominal GDP(1)	(2.7)%	(2.3)%	(4.1)%	(3.9)%	(2.8)%
Public Debt(9)
Public Sector Internal Funded Debt (billions of pesos)(10)	Ps.132,476	Ps.140,935	Ps.159,032	Ps.183,319	Ps.192,105
Percent of Nominal GDP(1)	30.7%	29.3%	31.3%	33.7%	31.2%
Public Sector External Funded Debt (millions of dollars)(11)	$ 27,923	$ 28,450	$ 33,642	$ 35,846	$ 38,533
Percent of Nominal GDP(1)	13.0%	13.3%	13.5%	12.6%	12.2%

Some of the foregoing figures are updated by more recent information under “Recent Developments”.

1:	Figures for 2010 and 2011 are preliminary.
2:	Percentage change over the twelve months ended December 31 of each year.
3:	Average for each year of the short-term composite reference rate, as calculated by the Superintendencia Financiera (Financial Superintendency).
4:	Refers to the average national unemployment rates in December of each year.
5:	Figures for all years have been calculated according to the recommendations contained in the fifth edition of the IMF’s Balance of Payments Manual. Preliminary figures for 2007 through 2011. Imports and exports of goods do not include “special trade operations.”
6:	All figures calculated according to IMF methodology, which includes privatization, concession and securitization proceeds as part of public sector revenues. Figures given as a percentage of GDP are calculated using 2005 as the base year for calculating constant prices.
7:	The amounts of transfers among the different levels of the consolidated non-financial public sector are not eliminated in the calculation of consolidated non-financial public sector revenue and consolidated non-financial public sector expenditures and, accordingly, the revenue and expenditure figures included above are greater than those that would appear were such transfers eliminated upon consolidation.
8:	Primary surplus/(deficit) equals total consolidated non-financial public sector surplus/(deficit) without taking into account interest payments or interest income. Figures for 2010 correspond to the Cierre Fiscal GNC 2010 released by Consejo Superior de Política Fiscal (“CONFIS”) (Documento Asesores 04/2011). Figures for 2011 are preliminary.
9:	Figures for 2010 and 2011 are subject to revision. Exchange rates at December 31 of each year.
10:	Includes peso-denominated debt of the Government (excluding state-owned financial institutions and departmental and municipal governments) with an original maturity of more than one year and public sector entities’ guaranteed internal debt.
11:	In millions of dollars. Includes external debt of the Government (including Banco de la República, public agencies and entities, departments and municipal governments and state-owned financial institutions) with an original maturity of more than one year.

Sources: Banco de la República,—Ministry of Finance and Public Credit (“Ministry of Finance”), DANE and CONFIS

The Offering

Issuer	The Republic of Colombia.

Aggregate Principal Amount	U.S. $ . Subject to market conditions, Colombia reserves the right to increase the aggregate principal amount of the bonds by up to 15% of the bonds initially offered by this prospectus supplement, or U.S. $ , during Asian market hours on January , 2013. Such additional bonds may be sold at a price to the public that is higher than or equal to (but not less than) the price at which the bonds are being offered to the public in the United States on the date hereof, plus accrued interest.

Issue Price	% of the principal amount of the bonds, plus accrued interest, if any, from January , 2013.

Issue Date	January , 2013.

Maturity Date	March , 20 .

Form of Securities	The bonds will be issued in the form of one or more registered global securities without coupons. The bonds will not be issued in bearer form.

Denominations	The bonds will be issued in denominations of U.S. $200,000 and integral multiples of U.S. $1,000 in excess thereof.

Interest	The bonds will bear interest from January , 2013 at the rate of % per year. Colombia will pay you interest semi-annually in arrears on March and September of each year. The first interest payment will be made on March , 2013.

Redemption	Colombia may, at its option, redeem the bonds, in whole or in part, before maturity, on not less than 30 nor more than 60 days’ notice by mail on the terms described under “Description of the Bonds—Optional Redemption” in this prospectus supplement. The bonds will not be entitled to the benefit of any sinking fund.

Risk Factors	Risk factors relating to the bonds:

•	The price at which the bonds will trade in the secondary market is uncertain.

•	The bonds will contain provisions that permit Colombia to amend the payment terms without the consent of all holders.

•

Recent federal court decisions in New York create uncertainty regarding the meaning of ranking provisions and could potentially reduce or hinder the ability of sovereign issuers to restructure their debt.

Risk factors relating to Colombia:

•	Colombia is a foreign sovereign state and accordingly it may be difficult to obtain or enforce judgments against it.

•	Certain economic risks are inherent in any investment in an emerging market country such as Colombia.

•

Colombia’s economy is vulnerable to external shocks, including the global economic crisis that began in 2008 and those that could be caused by continued or future significant economic difficulties of its major regional trading partners or by more general “contagion” effects, all of which could have a material adverse effect on Colombia’s economic growth and its ability to service its public debt.

See “Risk Factors” below for a discussion of certain factors you should consider before deciding to invest in the bonds.

Status	The bonds offered by this prospectus supplement will be direct, general, unconditional, unsecured and unsubordinated external indebtedness of Colombia and will be backed by the full faith and credit of Colombia. The bonds will rank equally in right of payment with all of Colombia’s present and future unsecured and unsubordinated external indebtedness.

Withholding Tax and Additional Amounts	We will make all payments on the bonds without withholding or deducting any taxes imposed by Colombia, subject to certain specified exceptions. For more information, see “Description of the Securities—Debt Securities—Additional Amounts” on page 4 of the accompanying prospectus.

Further Issues	Colombia may, without the consent of the holders, create and issue additional bonds that may form a single series of bonds with the outstanding bonds; provided that such additional bonds do not have, for purposes of U.S. federal income taxation (regardless of whether any holders of such additional bonds are subject to U.S. federal tax laws), a greater amount of original issue discount than the bonds have as of the date of the issue of such additional bonds.

Listing	Application will be made to list the bonds on the official list of the Luxembourg Stock Exchange and to trade them on the Euro MTF Market of the Luxembourg Stock Exchange.

Governing Law	New York, except that the laws of Colombia will govern all matters relating to authorization and execution by Colombia.

Additional Provisions

The bonds will contain provisions regarding acceleration and future modifications to their terms that differ from those applicable to Colombia’s outstanding external public indebtedness issued prior to

January 21, 2004. Those provisions are described in the sections entitled “Description of the Securities—Debt Securities—Default and Acceleration of Maturity,” “—Collective Action Securities” and “—Meetings and Amendments—Approval (Collective Action Securities)” in the accompanying prospectus.

Use of Proceeds	The net proceeds of the sale of the bonds, not including accrued interest, will be approximately U.S. $ , after deduction of the underwriting discount and of certain expenses payable by Colombia (which are estimated to be U.S. $ ). Colombia will use the net proceeds for general budgetary purposes.

Underwriting	Under the terms and subject to the conditions contained in an underwriting agreement dated as of January , 2013, Deutsche Bank Securities Inc. and Goldman, Sachs & Co., as underwriters, are obligated to purchase all of the bonds if any are purchased.

RISK FACTORS

This section describes certain risks associated with investing in the bonds. You should consult your financial and legal advisors about the risk of investing in the bonds. Colombia disclaims any responsibility for advising you on these matters.

Risk Factors Relating to the Bonds

The price at which the bonds will trade in the secondary market is uncertain.

Colombia has been advised by the underwriters that they intend to make a market in the bonds but they are not obligated to do so and may discontinue market making at any time without notice. Application will be made to list the bonds on the official list of the Luxembourg Stock Exchange and to trade them on the Euro MTF Market of the Luxembourg Stock Exchange. No assurance can be given as to the liquidity of the trading market for the bonds. The price at which the bonds will trade in the secondary market is uncertain.

The bonds will contain provisions that permit Colombia to amend the payment terms without the consent of all holders.

The bonds will contain provisions regarding acceleration and voting on future amendments, modifications and waivers, which are commonly referred to as “collective action clauses.” Under these provisions, certain key provisions of the bonds may be amended, including the maturity date, interest rate and other payment terms, with the consent of the holders of 75% of the aggregate principal amount of the outstanding bonds. See “Description of the Securities—Debt Securities—Default and Acceleration of Maturity,” “—Collective Action Securities” and “—Meetings and Amendments—Approval (Collective Action Securities)” in the accompanying prospectus.

Recent federal court decisions in New York create uncertainty regarding the meaning of ranking provisions and could potentially reduce or hinder the ability of sovereign issuers to restructure their debt.

In ongoing litigation in federal courts in New York captioned NML Capital, Ltd. v. Republic of Argentina, the U.S. Court of Appeals for the Second Circuit has ruled that the ranking clause in bonds issued by Argentina prevents Argentina from making payments in respect of the bonds unless it makes pro rata payments on defaulted debt that ranks pari passu with the performing bonds. The judgment has been appealed.

We cannot predict when or in what form a final appellate decision will be granted. Depending on the scope of the final decision, a final decision that requires ratable payments could potentially hinder or impede future sovereign debt restructurings and distressed debt management unless sovereign issuers obtain the requisite bondholder consents pursuant to a collective action clause, if applicable, in their debt, such as the collective action clause contained in the bonds. See “Description of the Securities—Debt Securities—Default and Acceleration of Maturity,” “—Collective Action Securities” and “—Meetings and Amendments—Approval (Collective Action Securities)” in the accompanying prospectus. Colombia cannot predict whether or in what manner the courts will resolve this dispute or how any such judgment will be applied or implemented.

Risk Factors Relating to Colombia

Colombia is a foreign sovereign state and accordingly it may be difficult to obtain or enforce judgments against it.

Colombia is a foreign state. As a result, it may not be possible for investors to effect service of process within their own jurisdictions upon Colombia or to enforce against Colombia judgments obtained in their own jurisdictions. See “Description of the Bonds—Jurisdiction; Enforceability of Judgments” in this prospectus supplement.

Certain economic risks are inherent in any investment in an emerging market country such as Colombia.

Investing in an emerging market country such as Colombia carries economic risks. These risks include economic instability that may affect Colombia’s economic results. Economic instability in Colombia and in other Latin American and emerging market countries has been caused by many different factors, including the following:

•	high interest rates;

•	changes in currency values;

•	high levels of inflation;

•	exchange controls;

•	wage and price controls;

•	changes in economic or tax policies;

•	the imposition of trade barriers; and

•	internal security issues.

Any of these factors, as well as volatility in the markets for securities similar to the bonds, may adversely affect the liquidity of, and trading markets for, the bonds. See “Forward-Looking Statements” in the accompanying prospectus. For further information on internal security, see “Recent Developments—Republic of Colombia—Internal Security.”

Colombia’s economy remains vulnerable to external shocks, including the global economic crisis that began in 2008 and those that could be caused by future significant economic difficulties of its major regional trading partners or by more general “contagion” effects, which could have a material adverse effect on Colombia’s economic growth and its ability to service its public debt.

Colombia experienced an economic contraction in the first nine months of 2009 and other adverse economic and financial effects as a result of the global economic crisis but experienced improved economic conditions starting in October 2009. According to preliminary figures, for the year ended December 31, 2012, the Central Government fiscal deficit decreased to 2.4% of GDP compared to a deficit of 2.8% of GDP in 2011 and a deficit of 3.9% in 2010. According to preliminary figures, the non-financial public sector balance in 2012 was a deficit of 1.2% of GDP, compared to a deficit of 1.8% of GDP in 2011 and a deficit of 3.1% in 2010. See “Recent Developments—Monetary System—Interest rates and inflation” and “—Foreign exchange rates and international reserves” in this prospectus supplement, and “Economy—Gross Domestic Product”, “Monetary System—Foreign Exchange Rates and International Reserves—Appreciation of the Peso and Measures Taken by the Government”, “—Interest rates and inflation” in Colombia’s annual report on Form 18-K for the year ended December 31, 2011, filed with the SEC on August 20, 2012 (“2011 Annual Report”).

Emerging-market investment generally poses a greater degree of risk than investment in more mature market economies because the economies in the developing world are more susceptible to destabilization resulting from domestic and international developments.

A significant decline in the economic growth of any of Colombia’s major trading partners, such as the United States or the European Union, could have a material adverse impact on Colombia’s balance of trade and adversely affect Colombia’s economic growth. The United States and the European Union are Colombia’s largest export markets. As of October 31, 2012, the United States accounted for 36.8% of Colombia’s total exports and the European Union accounted for 15.0% of Colombia’s total exports. A decline in United States or European Union demand for imports could have a material adverse effect on Colombian exports and Colombia’s economic growth. In addition, because international investors’ reactions to the events occurring in one emerging market country sometimes appear to demonstrate a “contagion” effect, in which an entire region or class of investments is disfavored by international investors, Colombia could be adversely affected by negative economic or financial developments in other emerging market countries. Colombia has been adversely affected by such contagion effects on a number of occasions, including following the 1997 Asian financial crisis, the 1998 Russian financial crisis, the 1999 devaluation of the Brazilian real, the 2001 Argentine financial crisis and the global economic crisis that began in 2008. Similar developments can be expected to affect the Colombian economy in the future.

There can be no assurance that any crises such as those described above or similar events will not negatively affect investor confidence in emerging markets or the economies of the principal countries in Latin America, including Colombia. In addition, there can be no assurance that these events will not adversely affect Colombia’s economy and its ability to raise capital in the external debt markets in the future. See “Forward-Looking Statements” in the accompanying prospectus.

CERTAIN DEFINED TERMS AND CONVENTIONS

Currency of Presentation

Unless otherwise stated, Colombia has translated historical amounts into U.S. dollars (“U.S. dollars,” “dollars” or “U.S. $”) or pesos (“pesos,” “Colombian pesos” or “Ps.”) at historical average exchange rates for the period indicated. Translations of pesos to dollars have been made for the convenience of the reader only and should not be construed as a representation that the amounts in question have been, could have been or could be converted into dollars at any particular rate or at all.

ABOUT THIS PROSPECTUS SUPPLEMENT

You should read this prospectus supplement along with the accompanying prospectus attached hereto. Colombia is furnishing this prospectus supplement and the accompanying prospectus solely for use by prospective investors in connection with their consideration of a purchase of the bonds and for Luxembourg listing purposes.

Responsibility Statement

Colombia, having taken all reasonable care to ensure that such is the case, confirms that the information contained in this prospectus (which includes this prospectus supplement together with the attached prospectus dated December 20, 2011) is, to the best of Colombia’s knowledge, in accordance with the facts and contains no material omission likely to affect its import. Colombia accepts responsibility accordingly.

INCORPORATION BY REFERENCE

The SEC allows Colombia to incorporate by reference some information that Colombia files with the SEC. Colombia can disclose important information to you by referring you to those documents. Any information referred to in this way is considered part of this prospectus supplement from the date Colombia files that document. Except for the purposes of the Prospectus Directive, reports filed by Colombia with the SEC after the date of this prospectus supplement and before the date that the offering of the bonds by means of this prospectus supplement is terminated will automatically update and, where applicable, supersede any information contained in this prospectus supplement and the accompanying prospectus or incorporated by reference in this prospectus supplement and the accompanying prospectus. Colombia’s SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

Exhibit D to Colombia’s 2011 Annual Report is considered part of and incorporated by reference in this prospectus supplement and the accompanying prospectus.

Any person receiving a copy of this prospectus supplement may obtain, without charge and upon request, a copy of the above document (including only the exhibits that are specifically incorporated by reference in it). Requests for such document should be directed to:

Dirección General de Crédito Público y Tesoro Nacional

Ministerio de Hacienda y Crédito Público

Carrera 8, No. 6C-38, Piso 1

Bogotá D.C., Colombia

Telephone: 57-1-381-2156

Fax: 57-1-381-2192

You may also obtain copies of documents incorporated by reference, free of charge, at the office of the Luxembourg paying agent and transfer agent specified on the inside back cover of this prospectus supplement or from the website of the Luxembourg Stock Exchange at http://www.bourse.lu.

TABLE OF REFERENCES

For purposes of Commission Regulation (EC) No. 809/2004, any information not listed in the cross-reference table but included in the documents incorporated by reference is given for information purposes only:

EC No. 809/2004 Item	Annual Report on Form 18-K, filed with the SEC on August 20, 2012
Annex XVI, 3.1: Issuer’s position within the governmental framework	“Republic of Colombia—Government and Political Parties” on pages D-4 to D-6 of Exhibit D

Annex XVI, 3.2: Geographic location and legal form of the issuer	“Republic of Colombia—Geography and Population” and “—Government and Political Parties” on pages D-4 to D-6 of Exhibit D

Annex XVI, 3.3: Recent events relevant to the issuer’s solvency	“Introduction” on pages D-2 to D-3 of Exhibit D, “Republic of Colombia—Internal Security” on pages D-6 to D-11 of Exhibit D; and “Recent Developments” beginning on page S-18 of the prospectus supplement

Annex XVI, 3.4(a): Structure of the issuer’s economy	“Economy—Principal Sectors of the Economy”, “—Infrastructure Development”, “—Role of the State in the Economy; Privatization”, “—Environment”, “—Employment and Labor”, and “—Poverty” on pages D-17 to D-41 of Exhibit D and “Monetary System” on pages D-57 to D-66 of Exhibit D; and “Recent Developments—Economy” beginning on page S-19 of the prospectus supplement

Annex XVI, 3.4(b): Gross domestic product	“Economy—Gross Domestic Product” on pages D-15 to D-17 of Exhibit D; and “Recent Developments—Economy” beginning on page S-19 of the prospectus supplement

Annex XVI, 3.5: Colombia’s political system and government	“Republic of Colombia—Government and Political Parties” on pages D-4 to D-6 of Exhibit D

Annex XVI, 4(a): Tax and budgetary systems of the issuer	“Public Sector Finance—General”, “—Public Sector Accounts” and “—2012 Budget” on pages D-67 to D-73 of Exhibit D; and “Recent Developments—Public Sector Finance” beginning on page S-24 of the prospectus supplement

Annex XVI, 4(b): Gross public debt of the issuer	“Public Sector Debt” and “Tables and Supplementary Information” on pages D-76 to D-82 of Exhibit D; and “Recent Developments—Public Sector Debt” beginning on page S-25 of the prospectus supplement

Annex XVI, 4(c): Foreign trade and balance of payments	“Foreign Trade and Balance of Payments” on pages D-42 to D-56 of Exhibit D; and “Recent Developments—Foreign Trade and Balance of Payments” beginning on page S-19 of the prospectus supplement

Annex XVI, 4(d): Foreign exchange reserves	“Monetary System—Foreign Exchange Rates and International Reserves” on pages D-62 to D-65 of Exhibit D; and “Recent Developments—Monetary System—Foreign Exchange Rates and International Reserves” beginning on page S-23 of the prospectus supplement

Annex XVI, 4(e): Financial position and resources	“Foreign Trade and Balance of Payments” on pages D-42 to D-56 of Exhibit D and “Public Sector Finance—General”, “—Public Sector Accounts” and “—2012 Budget” on pages D-67 to D-73 of Exhibit D; and “Recent Developments—Foreign Trade and Balance of Payments” beginning on page S-19 of the prospectus supplement and “Recent Developments—Public Sector Finance” beginning on page S-24 of the prospectus supplement

Annex XVI, 4(f): Income and expenditure figures and 2012 budget	“Public Sector Finance—Public Sector Accounts” and “—2012 Budget” on pages D-68 to D-73 of Exhibit D; and “Recent Developments—Public Sector Finance” beginning on page S-24 of the prospectus supplement

USE OF PROCEEDS

The net proceeds of the sale of the bonds, not including accrued interest, will be approximately U.S. $        , after deduction of the underwriting discount and of certain expenses payable by Colombia (which are estimated to be approximately U.S. $        ). Colombia will use the net proceeds for general budgetary purposes.

RECENT DEVELOPMENTS

This section provides information that supplements the information about Colombia contained in Colombia’s 2011 Annual Report and as the 2011 Annual Report may be amended from time to time. To the extent the information in this section is inconsistent with the information contained in the 2011 Annual Report, as amended to date, the information in this section replaces such information. Capitalized terms not defined in this section have the meanings ascribed to them in the 2011 Annual Report.

Republic of Colombia

On September 3, 2012, Mr. Mauricio Cardenas took office as Minister of Finance and Public Credit, replacing Mr. Juan Carlos Echeverry.

Legislative

On December 26, 2012, President Santos signed into law Law 1607, which modifies the Colombian tax regime. This reform is revenue neutral and its primary objectives are the creation of new jobs and the reduction of inequalities. For those purposes, the reform modifies the income tax rates for wage earners, which now is progressive and sets a National Alternative Minimum Tax -IMAN in order to limit the exemptions and deductions made by individuals on their income tax. The reform also reduces the non-wage costs (payroll taxes, health and pensions), for firms with the aim of boosting formal employment, reduces the general income tax to 25% from 33% and creates a new tax for firms called Impuesto Sobre la Renta Para la Equidad—CREE (Business Contribution to Equality). Other relevant points of the reform are the reduction in VAT rates in order to simplify tax rates, leaving three different rates versus the previous seven, the reduction of the withholding tax to foreign investors in the local market from 33% to 14% and the inclusion of measures against tax evasion and tax avoidance.

Internal security

In recent years, violence and terrorism by guerilla organizations generally have shown a decreasing trend. Incidents of homicide decreased from 16,140 in 2008, to 15,817 in 2009, to 15,459 in 2010, and further to 14,746 in 2011. Incidents of kidnapping decreased from 502 in 2007 to 213 in 2009, but increased to 282 in 2010 and 305 in 2011. Incidents of terrorism reached 387 in 2007, increased to 486 in 2008 and to 489 in 2009, but decreased to 471 in 2010. Incidents of terrorism reached 564 in 2011. For the ten-month period ended October 31, 2012, homicides had decreased by 1.0% (from12,209 to 12,064), kidnapping had declined by 7.0% (from 267 to 249), and incidents of terrorism increased by 52% (from 472 to 716) as compared to the corresponding ten-month period ended October 31, 2011.

On September 4, 2012, President Santos announced a “General Agreement for the Termination of Conflict” between the Government and the FARC. The agreement establishes a procedure which aims to end the armed conflict. The proposed peace process, includes an agenda with five concrete points: (i) rural development, (ii) guarantees for political opposition and public participation, (iii) the end of armed conflict, (iv) combating drug trafficking and (v) the rights of victims. The agreement does not contemplate the cession of land or cessation of military operations. The negotiations started in the first half of October in Oslo, Norway and have continued in Havana, Cuba.

Internal security issues continue to be a leading challenge faced by Colombia and there can be no assurance that the decrease in criminal activity will continue in the future.

Economy

Gross domestic product

The Colombian economy grew by approximately 6.9% in 2007, 3.5% in 2008 and 1.7% in 2009 in real GDP terms. According to preliminary figures, real GDP grew approximately 4.0% in 2010 and 5.9% in 2011.

Preliminary figures indicate that real GDP grew approximately 4.8 % during the first quarter, 4.9% during the second quarter and 2.1% during the third quarter of 2012.

During the first quarter of 2012, the sectors that experienced the greatest year-on-year real growth were mining (13.3%), financial institutions, insurance, housing and business activities (6.8%), transportation, storage and communications (6.0%) and retail, restaurants and hotels (4.6%). The sector that experienced the greatest decrease in year-on-year real growth was construction (-2.0%).

During the second quarter of 2012, the sectors that experienced the greatest real growth were construction (18.7%), mining (8.5%), financial institutions, insurance, housing and business activities (5.3%) and retail and restaurants and hotels (4.3%). The sector that experienced the greatest decrease in real growth was manufacturing (-0.4%).

During the third quarter of 2012, the sectors that experienced the greatest real growth were financial institutions, insurance, housing and business activities (4.4%), agriculture, hunting, forestry and fishing (4.0%), and retail, restaurants and hotels (3.7%). The growth in financial institutions, insurance, housing and business activities was primarily driven by an increase in the value added of financial intermediation services, insurance and related services. The growth in the agriculture, hunting, forestry and fishing sector was mainly driven by an increase in the production of agriculture products (cereals, legumes, tubers, seeds, oleaginous fruits and live plants) and coffee. The sector that experienced the greatest decrease in real growth was construction (-12.3%). The decrease in the construction was mainly a result of a decrease in civil works and construction of buildings.

The Government’s current estimate for real GDP growth in 2012 is 4.0%.

Employment and labor

The following table presents national monthly average rates of unemployment for January 2009 through November 2012, according to the most recent methodology adopted by DANE.

National Monthly Unemployment Rates

	2009	2010	2011	2012
January	14.2%	14.6%	13.6%	12.5%
February	12.5	12.6	12.9	11.9
March	12.0	11.8	10.9	10.4
April	12.1	12.2	11.2	10.9
May	11.7	12.0	11.2	10.7
June	11.3	11.6	10.9	10.0
July	12.6	12.7	11.5	10.9
August	11.7	11.2	10.1	9.7
September	12.2	10.6	9.7	9.9
October	11.5	10.2	9.0	8.9
November	11.1	10.8	9.2	9.2
December	11.3	11.1	9.8	n/a

n/a: Not available.

Source: DANE.

Foreign Trade and Balance of Payments

Balance of payments

According to preliminary figures, Colombia’s current account registered a U.S. $9,955 million deficit in 2011, compared to a U.S. $8,758 million deficit for 2010. The increase in the current account deficit was mainly due to an increase in imports of intermediate goods and in the increase of income outflows. Income outflows increased primarily due to higher remittances of profits and dividends by foreign companies in Colombia to their head offices abroad. For 2011, the capital account registered a U.S. $13,711 million surplus, compared to a U.S. $11,807 million surplus for 2010. This increase was mainly caused by an increase in net loans as a result of the increase in external indebtedness of the private sector for investing abroad.

According to preliminary figures, Colombia’s current account registered a deficit of U.S. $8,447 million for the nine months ended September 30, 2012, compared to a deficit of U.S. $6,742 million for the same period in 2011. The capital account registered a surplus of U.S. $12,269 million for the nine months ended September 30, 2012, compared to a U.S. $10,052 million surplus for the same period in 2011.

The following table presents preliminary balance of payments figures for the periods indicated:

Balance of Payments(1)

	For the Year Ended December 31,				For the Nine Months Ended September 30,
	2010(2)		2011(2)		2011(2)		2012(2)
	(in millions of U.S. dollars)
Current Account
Exports (FOB)
Oil and its Derivatives	U.S.$	16,483	U.S. $	27,954	U.S.$	20,131	U.S. $	23,053
Coffee		1,884		2,608		1,941		1,456
Coal		6,015		8,397		6,387		5,838
Nickel		967		827		597		673
Gold and emeralds(3)		2,204		2,898		2,016		2,573
Non-traditional(4)		11,993		13,532		10,169		10,590

Total Exports		39,546		56,216		41,241		44,183
Imports (FOB)
Consumer Goods		8,169		10,347		7,449		8,339
Intermediate Goods		15,798		21,180		16,027		17,953
Capital Goods		13,541		19,123		13,807		13,909

Total Imports (FOB)		37,508		50,650		37,283		40,201
Special Trade Operations (Net)(5)		202		21		(24)		(210)
Trade Balance		2,038		5,565		944		436
Services (Net)(6)
Inflow		4,446		4,856		3,665		4,002
Outflow		8,070		9,503		6,737		7,842

		(3,623)		(4,647)		(3,072)		(3,840)
Income (Net)(7)
Inflow		1,444		2,285		1,584		2,168
Outflow		13,294		18,118		12,822		13,978

		(11,849)		(15,833)		(11,239)		(11,810)
Transfers (Net)		4,475		4,938		3,634		3,432

Total Current Account		(8,758)		(9,955)		(6,742)		(8,447)
Capital Account
Foreign Direct Investment (Net)(8)		177		5,762		6,877		11,523
Portfolio Investment (Net)(9)		973		6,670		3,248		4,646
Loans (Net)(10)		9,326		1,953		613		(1,945)
Commercial Credits (Net)		699		330		280		9
Leasing (Net)(10)		16		535		411		176
Other (Net)(10)		(624)		1,499		(1,360)		(2,100)
Other Long Term Financing		(8)		(41)		(18)		(40)

Total Capital Account		11,807		13,711		10,052		12,269
Errors and Omissions		87		(11)		440		(172)

Change in Gross International Reserves	U.S. $	3,136	U.S. $	3,744	U.S. $	3,749	U.S. $	3,650

Totals may differ due to rounding.

(1)	Figures for all periods calculated according to the recommendations contained in the 5th edition of the IMF’s Balance of Payments Manual.
(2)	Preliminary.
(3)	Includes gold exports made by private agents (including an estimate of contraband gold transactions).
(4)	Non-traditional exports consist of products other than oil and its derivatives, coffee, coal, nickel, gold and emeralds.
(5)	Principally goods acquired by ships in ports and foreign trade in free trade zones.
(6)	Includes non-financial services, such as transportation, travel, telecommunications, postal, construction, information, personal and government services, as well as commissions paid by the public and private sector on financial services relating to managing external debt.
(7)	Includes financial services and inflows and outflows related to payments for and costs of labor and capital. Financial service outflows include interest payments on private and public external debt and securities, dividend remittances abroad, salaries received by Colombian citizens abroad and interest earnings on assets held by Colombian residents abroad.
(8)	Foreign direct investment in Colombia less Colombian direct investment abroad (outflows). Includes long-term and short-term foreign direct investment.
(9)	Portfolio investment in Colombia less Colombian portfolio investment abroad (outflows). Includes long-term and short-term portfolio investment flows.
(10)	Includes long-term and short-term flows.
(11)	These amounts are not substantial enough to be material. Excludes portfolio investment flows.

Source: Banco de la República—Economic Studies.

According to preliminary figures supplied by Banco de la República, exports of goods totaled U.S. $56.2 billion in 2011, representing a 42.1% increase over the same period in 2010. For 2011, traditional exports increased by 54.9%, primarily due to the increase in exports of oil and its derivatives. Non-traditional exports increased by 12.8%, mainly due to the increase in exports of chemicals and precious metals. At the end of 2011, imports of goods totaled U.S. $50.7 billion, representing a 35.0% increase over the same period in 2010. This increase was primarily due to an increase in imports of fuel and capital goods for industry and transportation. For 2011, net foreign direct investment reached U.S. $5.8 billion compared with U.S. $177 million over the same period in 2010. The increase was mainly due to a recovery in foreign direct investment in Colombia.

According to preliminary figures supplied by Banco de la República, for the period from January through September 2012, exports of goods totaled U.S. $44.2 billion, representing a 7.1% increase over the same period in 2011. For the first nine months of 2012, traditional exports increased by 6.8%, primarily due to the increase in exports of oil and its derivatives. Non-traditional exports increased by 8.0%, mainly due to the increase in exports of gold. According to preliminary figures, for the first nine months of 2012, imports of goods totaled U.S. $40.2 billion, representing a 7.8% increase over the same period in 2011. This increase was primarily due to an increase in imports of intermediate and capital goods.

According to preliminary figures supplied by Banco de la República, for the first nine months of 2012, net foreign direct investment reached U.S. $11.5 billion compared with U.S. $6.9 billion over the same period in 2011. The increase was mainly due to a recovery in foreign direct investment in Colombia.

Monetary System

Financial sector

At October 31, 2012, Colombia’s financial sector had a total gross loan portfolio of Ps. 238.8 trillion, compared to Ps. 207.2 trillion at October 31, 2011. Past-due loans totaled Ps. 7.02 trillion at October 31, 2012, as compared to Ps. 6.05 trillion at October 31, 2011, an increase of 16.1%. Past-due loans were 2.9% of total loans at October 31, 2012, the same percentage as in the year before. Provisions covering past-due loans decreased to 156.8% at October 30, 2012 from 158.5% at October 30, 2011.

The aggregate net technical capital (or solvency ratio) of Colombian banks increased from 14% of risk-weighted assets at October 31, 2011 to 16% at October 31, 2012. The change in the solvency ratio is a product of an increase in risk-weighted assets from Ps. 228.5 trillion at October 31, 2011 to Ps. 257.7 trillion at October 31, 2012.

The following table shows the results of the financial sector as of, and for the twelve-month period ended, October 31, 2012:

Selected Financial Sector Indicators

(in millions of pesos as of, and for the six-month period ended, October 31, 2012)

	Assets	Liabilities	Net Worth	Earnings/(Losses)
Banks	Ps.327,391,630	Ps. 282,054,619	Ps. 45,337,011	Ps. 5,367,892
Non Banking Financial Institutions(1)	34,972,219	28,183,572	6,788,647	679,208
Special State-Owned Institutions(2)	40,611,200	34,088,416	6,522,784	381,791

Total	Ps 402,975,049	Ps. 344,326,607	Ps. 58,648,442	Ps. 6,428,891

Totals may differ due to rounding.

(1)	Includes Financial Corporations, Commercial Financing Companies and Cooperatives.
(2)	Includes Financiera Eléctrica Nacional (“FEN”), Banco de Comercio Exterior de Colombia S.A. (“Bancoldex”), Financiera de Desarrollo Territorial (Territorial Development Financing Agency or “FINDETER”), Fondo para Financiamiento del Sector Agropecuario (Agricultural Sector Financing Fund or “FINAGRO”), Fondo Financiero de Proyectos de Desarrollo (Financial Fund for Development Projects or “FONADE”), Fondo Nacional del Ahorro (National Savings Fund or “FNA”), Fondo de Garantías de Instituciones Financieras (Financial Institutions Guarantee Fund or “FOGAFIN”), Fondo de Garantías de Entidades Cooperativas (Cooperative Institutions Guarantee Fund or “FOGACOOP”), Fondo Nacional de Garantías (National Fund of Guarantees or “FNG”) and Instituto Colombiano de Crédito Educativo y Estudios Técnicos en el Exterior (Colombian Institute of Educational Credit and Overseas Technical Studies, or “ICETEX”).

Source: Financial Superintendency.

Interest rates and inflation

The average short-term composite reference rate (depósitos a término fijo, or “DTF”) increased from 3.5% at December 31, 2010 to 5.1% at December 31, 2011. The average DTF at November 30, 2012 was 5.4%, as compared to 5.1% at November 31, 2011.

Consumer inflation (as measured by the change in the consumer price index, or “CPI”) for 2011 was 3.7%, as compared to 3.2% in 2010. The year on year change in the CPI at December 2012 was 2.44%.

Producer price inflation (as measured by the change in the producer price index, or “PPI”) for 2011 was 5.5%, as compared to 4.4% for 2010. The year-on-year change in the PPI at December 31, 2012 was -2.95%.

The following table sets forth changes in the CPI, the PPI and average 90-day DTF for the periods indicated.

Inflation and Interest Rates

	Consumer Price Index (CPI)(1)	Producer Price Index (PPI)(1)	Short-term reference rate (DTF)(2)
2010(3)
January	2.1	0.5	4.0
February	2.1	-0.4	4.0
March	1.8	-0.2	3.9
April	2.0	0.3	3.9
May	2.1	1.3	3.6
June	2.3	2.1	3.5
July	2.2	1.8	3.5
August	2.3	2.0	3.5
September	2.3	2.3	3.5
October	2.3	2.7	3.5
November	2.6	3.7	3.4
December	3.2	4.4	3.5

2011
January	3.4	4.3	3.5
February	3.2	4.6	3.5
March	3.2	5.0	3.6
April	2.8	4.7	3.7
May	3.0	4.8	3.9
June	3.2	4.7	4.1
July	3.4	4.8	4.2
August	3.3	5.4	4.5
September	3.7	6.7	4.6
October	4.0	8.2	4.7
November	4.0	7.1	5.1
December	3.7	5.5	5.1

2012
January	3.5	3.8	5.1
February	3.6	2.7	5.3
March	3.4	1.6	5.4
April	3.4	1.6	5.5
May	3.4	0.8	5.5
June	3.2	-0.7	5.5
July	3.0	-0.3	5.4
August	3.1	0.1	5.4
September	3.1	0.1	5.3
October	3.1	-1.1	5.4
November	2.8	-2.1	5.3
December	2.4	-3	5.2

n.a.: Not available.

(1)	Percentage change over the previous twelve months at the end of each month indicated.
(2)	Average for each month of the DTF, as calculated by the Financial Superintendency.

Sources: DANE and Banco de la República.

On January 30, 2012, as a consequence of high levels in commodity prices, the increase in the rate of credit growth and the increase in inflationary expectations, Banco de la República decided to raise the discount rate 25 basis points from 4.75% to 5.00%. On February 24, 2012, as a result of the continuous increase in oil and commodity prices, and the high rate of credit growth, Banco de la República increased the discount rate 25 basis points from 5.00% to 5.25%. On July 27, 2012, Banco de la República lowered the discount rate 25 basis points from 5.25% to 5.00% due to a lower than expected GDP growth, the decrease in commodity prices, the decrease in the rate of credit growth and the reduction in inflation expectations. On August 24, 2012, as a result of the continuous decrease in inflationary expectations, Banco de la República decided to reduce the discount rate 25 basis points from 5.00% to 4.75%. During the next two months, Banco de la República decided to maintain unchanged the rate at 4.75%. Even though the international markets showed some weakness, especially in Europe, the internal demand proved stronger than expected, and the credit growth continued decelerating and the inflation remained near the midpoint of the Central Bank objective of 3%. On November 23, 2012, Banco de la República decided to cut 25 basis points from 4.75% to 4.5% primarily motivated by concerns about European debt and the United States fiscal cliff developments.

On December 21, 2012, Banco de la República decided to lower the rate an additional 25 basis points to 4.25% due to lower GDP growth and internal demand.

Foreign exchange rates and international reserves

Exchange rates. On December 31, 2012, the Representative Market Rate published by the Financial Superintendency for the payment of obligations denominated in U.S. dollars was Ps. 1,768.23 = U.S. $1.00, as compared to Ps. 1,942.70 = U.S. $1.00 on December 31, 2011. In 2011, the Representative Market Rate reached a high of Ps. 1,972.76 = U.S. $1.00 on October 5, 2011 and a low of Ps. 1,748.41 = U.S. $1.00 on July 15, 2011. In 2012, the Representative Market Rate reached a high of Ps. 1,942.70 = U.S. $1.00 on January 3, 2012 and a low of Ps. 1,754.89 = U.S. $1.00 on May 4, 2012.

International reserves. Net international reserves increased from U.S. $32.3 billion at December 31, 2011 to U.S. $37.5 billion at December 31, 2012. Between January 2011 and December 2011, Banco de la República intervened in the market through the net purchase of U.S. $3.7 billion to control volatility. During the first six months of 2012, Banco de la República intervened in the market through the net purchase of U.S. $4.8 billion through direct purchase auctions. On August 24, 2012, in order to provide liquidity to the economy, Banco de la República decided to buy U.S. $700 million through daily auctions between August and September. As established by Decree 4712 of 2008 and in accordance with the technical criteria established by Resolution No. 262 of February 11, 2011, which governs the administration of excess liquidity, the General Directorate of Public Credit and National Treasury is allowed to perform any transaction that Colombia may require in the foreign exchange market, including the purchase of foreign exchange in such amounts and at such times as it may determine from time to time and derivatives operations that consist of swaps and forward contracts over foreign exchange. As of January 17, 2013, the General Directorate of Public Credit and National Treasury has no current position in swaps and forward contracts over foreign exchange.

On May 22, 2012, the Government issued Decree 1076 of 2012, which establishes a system to administer the “Fondo de Ahorro y Estabilización del Sistema General de Regalías”, or Savings and Stabilization Fund. Based on Legislative Act No. 05 of 2011, up to 30% of the income from the General System of Royalties will be disbursed to the Savings and Stabilization Fund. The General Directorate of Public Credit and National Treasury is responsible for transferring such amount of royalties to the Savings and Stabilization Fund, which is managed by Banco de la República. For this purpose, the General Directorate of Public Credit and National Treasury at its sole discretion may buy dollars in the secondary market. Royalties are derived from natural resources, such as oil, coal and other mining activities. In 2012, royalties reached an amount of Ps. 9.6 trillion and transfers in dollars into the Savings and Stabilization Fund were Ps. 1.5 trillion.

Public Sector Finance

General

According to preliminary figures, for the year ended December 31, 2012, the Central Government fiscal deficit decreased to 2.4% of GDP, compared to a deficit of 2.8% of GDP in 2011. According to preliminary figures, the non-financial public sector balance in 2012 was a deficit of 0.3% of GDP, compared to a deficit of 1.8% of GDP in 2011.

The principal public sector finance statistics for 2012 and 2013 are as follows:

Principal Public Sector Finance Statistics (% of GDP)

	Budget 2012(1)	Actual 2012(1(2)	Budget 2013(3)
Non-financial Public Sector Balance	(1.2)%	(0.3)%	(1.1)%
Central Government	(2.4)	(2.4)	(2.4)
Other Public Sector Entities	1.2	2.1	1.3
Central Bank Balance	(0.1)	(0.1)	(0.1)
FOGAFIN Balance	0.1	0.1	0.1
Consolidated Public Sector Balance	(1.2)	(0.4)	(1.1)

Totals may differ due to rounding.

(1)	Medium Term Fiscal Plan 2012. The Medium Term Fiscal Plan is a document submitted to Congress every year in accordance with Law 819 of 2003 and sets out the Government’s targets for the public sector balances, among others.
(2)	Figures revised in CONFIS December 2012.
(3)	Projected figures.

Figures revised in CONFIS December 2012. Projected figures.

The following table shows the principal budget assumptions for 2013 revised as of December 2012:

Principal 2013 Budget Assumptions(1)

2013 Budget Assumptions
Gross Domestic Product
Nominal GDP (in billions of pesos)	Ps. 721,392

Real GDP Growth	4.8%
Inflation
Domestic Inflation (producer price index)(2)	3.0%
Domestic Inflation (consumer price index)(2)	3.0%
External Inflation(3)	4.2%
Real Devaluation (average)	(0.04)%
Interest Rates
Prime (United States)	3.6%
LIBOR (six month)	0.8%
Export Prices(3)
Coffee (ex-dock) ($/lb.)	2.0
Oil ($/barrel) (Cusiana)	91.0
Coal ($/ton)	85.0
Nickel ($/lb.)	2.91
Gold ($/Troy oz.)	1,699

(1)	Figures correspond to statistics released by the General Directorate of Macroeconomic Policy in January 2013.
(2)	End of period. Calculated using the projected change in the consumer price index and producer price index for 2013.
(3)	“External Inflation” means the weighted average inflation for Colombia’s major trading partners.

The figures set forth above represent Colombia’s forecast with respect to the Colombian economy during 2013. While the Government believes that these assumptions and targets were reasonable when made, some are beyond the control or significant influence of the Government, and actual outcomes will depend on future events. Accordingly, no assurance can be given that economic results will not differ materially from the figures set forth above.

Public Sector Debt

Colombia’s ratio of total net non-financial public sector debt to GDP increased from 31.7% in 2008 to 34.5% in 2009, and to 35.7% in 2010, but decreased to 34.6% in 2011. As of September 30 2012, the ratio of total net non-financial public sector debt to GDP decreased to 31.7%.

Public sector internal debt

As of December 31, 2012, the Central Government’s total direct internal funded debt (with an original maturity of more than one year) was Ps. 163.1 trillion, compared to Ps. 153.3 trillion at December 31, 2011. The following table shows the direct internal funded debt of the Central Government at December 31, 2012 by type:

Central Government: Internal Public Funded Debt—Direct Funded Debt

At December 31, 2012 (in millions of pesos)
Treasury Bonds	Ps.149,980,367
Pension Bonds	9,226,959
Titulos de Reduccion de Deuda (TRD)	2,545,968
Peace Bonds	38,930
Constant Value Bonds	1,121,381
Banco Agrario	277
Others(1)	219,610
Security Bonds	823

Total	Ps.163,134,315

Total may differ due to rounding.

(1)	Includes other assumed debt.

Source: Deputy Directorate of Risk—Ministry of Finance and Public Credit.

Total direct internal floating debt (i.e., short-term debt with an original maturity of one year or less) of the Central Government was Ps. 213 billion at December 31 , 2012.

Public sector external debt

The following tables show the total external funded debt of the public sector (with an original maturity of more than one year) by type and by creditor.

Public Sector External Funded Debt by Type(1)

	At December 31, 2011		At November 30, 2012
	(in millions of U.S. dollars)
Central Government	U.S. $	32,934	U.S. $	33,161
Public Entities(2)
Guaranteed		1,896		1,853
Non-Guaranteed		5,775		8,704

Total External Funded Debt	U.S. $	40,606	U.S. $	43,719

1.	Provisional, subject to revision. Includes debt with an original maturity of more than one year and excludes debt with resident financial institutions. Debt in currencies other than U.S. dollars has been converted into U.S. dollars using exchange rates at December 31, 2011 and November 30, 2012, respectively.
2.	Includes Banco de la República, public agencies and entities, departments and municipal governments and state-owned financial entities. Banco de Colombia is not included because it was privatized in 1994.

Source: Debt Database—Ministry of Finance and Public Credit.

Public Sector External Funded Debt by Creditor(1)

	At December 31, 2011		At November 30, 2012
	(in millions of U.S. dollars)
Multilaterals	U.S. $	16,016	U.S. $	15,491
IADB		6,826		6,583
World Bank		7,624		7,474
Others		1,566		1,433
Commercial Banks		1,149		2,000
Export Credit Institutions		97		2,060
Bonds		22,023		23,747
Foreign Governments		1,308		411
Suppliers		12		9

Total	U.S. $	40,606	U.S. $	43,719

Total may differ due to rounding.

(1)	Provisional, subject to revision. Debt with an original maturity of more than one year. Debt in currencies other than U.S. dollars has been converted into U.S. dollars using exchange rates at December 31, 2011 and November 30, 2012, respectively. Excludes debt with resident financial institutions.

Source: Debt Registry Office Ministry of Finance.

At September 30, 2012, floating (i.e., short-term debt with an original maturity of one year or less) public sector external debt totaled U.S. $840 million.

On September 21, 2012, Colombia issued Ps. 1,000,000,000,000 aggregate principal amount of its 4.375% Global TES Bonds due 2023.

DESCRIPTION OF THE BONDS

This prospectus supplement describes the terms of the bonds in greater detail than the accompanying prospectus and may provide information that differs from the accompanying prospectus. If the information in this prospectus supplement differs from the prospectus, you should rely on the information in this prospectus supplement.

Colombia will issue the bonds under the fiscal agency agreement, dated as of September 28, 1994, as amended as of January 21, 2004, between Colombia and The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A.), as fiscal agent. The information contained in this section and in the accompanying prospectus summarizes some of the terms of the bonds and the fiscal agency agreement. Because this is a summary, it does not contain all of the information that may be important to you as a potential investor in the bonds. Therefore, you should read the fiscal agency agreement and the form of the bonds in making your investment decision. Colombia has filed or will file copies of these documents with the SEC and will also file copies of these documents at the offices of the fiscal agent and the paying agents.

General Terms of the Bonds

The bonds offered by this prospectus supplement will:

•	be issued on January , 2013, in an initial aggregate principal amount of U.S. $ ;

•	mature at par on March , 20 ;

•	be issued in denominations of U.S. $200,000 and integral multiples of U.S. $1,000 in excess thereof;

•	bear interest at % per year, accruing from January , 2013;

•

pay interest in U.S. dollars on March         and September          of each year. The first interest payment will be made on March     , 2013. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months;

•	pay interest to persons in whose names the bonds are registered at the close of business on or , as the case may be, preceding each payment date;

•	constitute direct, general, unconditional, unsecured and unsubordinated external indebtedness of Colombia backed by the full faith and credit of Colombia;

•	be equal in right of payment with all of Colombia’s present and future unsecured and unsubordinated external indebtedness;

•	be represented by one or more global securities in fully registered form only, without coupons;

•

be registered in the name of a nominee of The Depository Trust Company, known as DTC, and recorded on, and transferred through, the records maintained by DTC and its participants, including the depositaries for Euroclear Bank S.A./N.V., as operator of the Euroclear System plc (“Euroclear”), and Clearstream Banking, société anonyme (“Clearstream, Luxembourg”);

•	be available in definitive, certificated form only under certain limited circumstances;

•	be redeemable at the option of Colombia, in whole or in part, before maturity, on not less than 30 nor more than 60 days’ notice by mail on the terms described under “—Optional Redemption”; and

•	not be entitled to the benefit of any sinking fund.

Subject to market conditions, Colombia reserves the right to increase the aggregate principal amount of the bonds by up to 15% of the bonds initially offered by this prospectus supplement, or U.S. $        , during Asian market hours on January     , 2013. Such additional bonds may be sold at a price to the public that is higher than or equal to (but not less than) the price at which the bonds are being offered to the public in the United States on the date hereof, plus accrued interest.

The public offering price is     %, and the resulting yield to maturity (calculated on a semi-annual basis) is     %. The yield is calculated on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) on the issue date on the basis of the public offering price. It is not an indication of future yield.

Further Issues

Colombia may, without the consent of the holders, create and issue additional bonds that may form a single series of bonds with the outstanding bonds; provided that such additional bonds do not have, for purposes of U.S. federal income taxation (regardless of whether any holders of such additional bonds are subject to U.S. federal tax laws), a greater amount of original issue discount than the bonds have as of the date of the issue of such additional bonds.

Optional Redemption

Prior to December     , 20     (three months prior to the maturity date of the bonds), the bonds will be redeemable, in whole or in part, at any time and from time to time, at our option, on not less than 30 nor more than 60 days’ notice by mail, at a redemption price equal to the greater of (1) 100% of the principal amount of the bonds and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the bonds (excluding the portion of any such interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield (as defined below), plus          basis points, plus accrued and unpaid interest to, but excluding, the redemption date.

At any time on or after December     , 20     (three months prior to the maturity date of the bonds), the bonds will be redeemable, in whole or in part at any time and from time to time, at our option, on not less than 30 nor more than 60 days’ notice by mail, at a redemption price equal to 100% of the principal amount of the bonds to be redeemed, plus accrued and unpaid interest and additional amounts, if any, to, but excluding, the date of redemption.

For this purpose, the following terms have the following meanings:

•

“Treasury Yield” means, with respect to the redemption date, the rate per year equal to the semi-annual equivalent yield to maturity or interpolated (on a day-count basis) yield to maturity of the applicable Comparable Treasury Issue, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such redemption date.

•

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker appointed by Colombia as having an actual or interpolated maturity comparable to the remaining term of the bonds, or such other maturity that would be utilized at the time of selection and in accordance with customary financial practice, in pricing new issues of investment grade debt securities of comparable maturity to the remaining term of the bonds.

•

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations for such redemption date, or (2) if Colombia obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

•

“Independent Investment Banker” means either Deutsche Bank Securities Inc. or Goldman, Sachs & Co. or their respective successors or, if such firms are unwilling or unable to select the Comparable Treasury Issue, one of the remaining Reference Treasury Dealers appointed by Colombia.

•

“Reference Treasury Dealer” means (1) any of Deutsche Bank Securities Inc. and Goldman, Sachs & Co. or their affiliates and any other primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”) designated by, and not affiliated with, Deutsche Bank Securities Inc. and

Goldman, Sachs & Co.; provided, however, that if Deutsche Bank Securities Inc. and Goldman, Sachs & Co. or any of their respective affiliates shall cease to be a Primary Treasury Dealer, we will appoint another Primary Treasury Dealer as a substitute for such entity and (2) any other Primary Treasury Dealer selected by Colombia.

•

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by Colombia, of the bid and asked prices for the applicable Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to Colombia by such Reference Treasury Dealer at 3:30 p.m. (New York time) on the third business day preceding such redemption date.

Colombia will mail, or cause to be mailed, a notice of redemption to each holder by first-class mail, postage prepaid, at least 30 days and not more than 60 days prior to the redemption date, to the address of each holder as it appears on the register maintained by the registrar. A notice of redemption will specify the redemption date and may provide that it is subject to certain conditions that will be specified in the notice. If those conditions are not met, the redemption notice will be of no effect and we will not be obligated to redeem the notes.

In the event that fewer than all of the bonds are to be redeemed at any time, selection of bonds for redemption will be made in compliance with the requirements governing redemptions of the principal securities exchange, if any, on which bonds are listed or if such securities exchange has no requirement governing redemption or the bonds are not then listed on a securities exchange, by lot (or, in the case of bonds issued in global form, based on the applicable procedures of DTC). If bonds are redeemed in part, the remaining outstanding amount of any bond must be at least equal to U.S. $200,000 and be an integral multiple of U.S. $1,000.

Unless Colombia defaults in the payment of the redemption price, on and after the redemption date interest will cease to accrue on the bonds called for redemption.

Payment of Principal and Interest

Colombia will make payments of principal of and interest on the bonds represented by global securities by wire transfer of U.S. dollars in immediately available funds to DTC or to its nominee as the registered holder of the bonds, which will receive the funds for distribution to the owners of beneficial interests in the bonds. Colombia has been informed by DTC that the owners will be paid in accordance with the procedures of DTC and its participants. Neither Colombia nor the paying agent shall have any responsibility or liability for any of the records of, or payments made by, DTC or its nominee.

If the bonds are issued in definitive, certificated form, Colombia will make its interest and principal payments to you, if you are the person in whose name the certificated bonds are registered, by wire transfer if:

•	you own at least U.S. $1,000,000 aggregate principal amount of the bonds; and

•

not less than 15 days before the payment date, you notify the fiscal agent or any paying agent of your election to receive payment by wire transfer and provide it with your bank account information and wire transfer instructions;

or

•	Colombia is making such payments at maturity; and

•

you surrender the certificated bonds at the corporate trust office of the fiscal agent or at the offices of one of the other paying agents that Colombia appoints pursuant to the fiscal agency agreement.

If Colombia does not pay interest by wire transfer for any reason, it will, subject to applicable laws and regulations, mail a check on or before the due date for the payment. The check will be mailed to you at your address as it appears on the security register maintained by the fiscal agent on the applicable record date. If you hold your bonds through DTC, the check will be mailed to DTC, as the registered owner.

If any date for an interest or principal payment is a day on which the law (or an executive order) at the place of payment permits or requires banking institutions to close, Colombia will make the payment on the next following banking day at such place. Colombia will treat those payments as if they were made on the due date, and no interest on the bonds will accrue as a result of the delay in payment.

Paying Agents and Transfer Agents

Until all of the bonds are paid, Colombia will maintain a paying agent in The City of New York. Colombia has initially appointed The Bank of New York Mellon to serve as its paying agent. In addition, Colombia will maintain a paying agent and a transfer agent in Luxembourg where the bonds can be presented for transfer or exchange for so long as any of the bonds are listed on the Luxembourg Stock Exchange and the rules of the exchange so require. Colombia has initially appointed The Bank of New York Mellon (Luxembourg) S.A. to serve as its Luxembourg paying agent and transfer agent. You can contact the paying agents and transfer agents at the addresses listed on the inside back cover of this prospectus supplement.

Notices

Colombia will mail any notices to the holders of the bonds at the addresses appearing in the security register maintained by the fiscal agent. Colombia will consider a notice to be given at the time it is mailed. So long as the bonds are listed on the Luxembourg Stock Exchange and the rules of the exchange so require, Colombia will also publish notices to the holders in a leading newspaper having general circulation in Luxembourg or on the website of the Luxembourg Stock Exchange at http://www.bourse.lu. If publication in a leading newspaper in Luxembourg or on the website of the Luxembourg Stock Exchange at http://www.bourse.lu is not practicable, Colombia will give notices in an English language newspaper with general circulation in the respective market regions or in another way consistent with the rules of the Luxembourg Stock Exchange.

Registration and Book-Entry System

Colombia will issue the bonds in the form of one or more fully registered global securities, registered in the name of a nominee of DTC. Financial institutions, acting as direct and indirect participants in DTC, will hold your beneficial interests in a global security. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts, eliminating the need for physical movement of bonds.

If you wish to purchase bonds under the DTC system, you must either be a direct participant in DTC or make your purchase through a direct participant in DTC. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations which have accounts with DTC. Euroclear and Clearstream, Luxembourg participate in DTC through their New York depositaries. Indirect participants are securities brokers and dealers, banks and trust companies that do not have an account with DTC, but that clear through or maintain a custodial relationship with a direct participant. Thus, indirect participants have access to the DTC system through direct participants. The SEC has on file a set of the rules applicable to DTC and its participants.

You may hold your beneficial interest in a global security through Euroclear or Clearstream, Luxembourg, or indirectly through organizations that are participants in these systems. Euroclear and Clearstream, Luxembourg will hold their participants’ beneficial interests in a global security in their customers’ securities accounts with their depositaries. These depositaries of Euroclear and Clearstream, Luxembourg in turn will hold such interests in their customers’ securities accounts with DTC. Euroclear’s or Clearstream, Luxembourg’s ability to take actions as a holder under the bonds or the fiscal agency agreement will be limited by the ability of their respective depositaries to carry out actions for them through DTC.

In sum, you may elect to hold your beneficial interests in the global security:

•	in the United States, through DTC;

•	in Europe, through Euroclear or Clearstream, Luxembourg, which in turn will hold their interests through DTC; or

•	through organizations that participate in any of these systems.

Certificated Bonds

Colombia will issue bonds in certificated form in exchange for a global security only if:

•

DTC is unwilling or unable to continue to act as depositary or is ineligible to act as depositary, and Colombia does not appoint a successor depositary within 90 days after DTC notifies Colombia or Colombia becomes aware of this situation; or

•	Colombia determines (consistent with the rules of the Luxembourg Stock Exchange) not to have any of the bonds represented by a global security.

We describe the certificated bonds, and the procedures for transfer, exchange and replacement of certificated bonds, in the accompanying prospectus.

Jurisdiction; Enforceability of Judgments

Colombia is a foreign sovereign. It may, therefore, be difficult for investors to obtain or enforce judgments against Colombia.

Colombia will appoint the Consul General of Colombia in The City of New York and his or her successors from time to time as its process agent for any action brought by a holder based on the bonds instituted in any state or federal court in the Borough of Manhattan, The City of New York.

Colombia will irrevocably submit to the exclusive jurisdiction of any state or federal court in the Borough of Manhattan, The City of New York and the courts of Colombia that sit in Bogota D.C. in respect of any action brought by a holder based on the bonds. Colombia will also irrevocably waive any objection to the venue of any of these courts in an action of that type. Holders of the bonds may, however, be precluded from initiating actions based on the bonds in courts other than those mentioned above.

Subject to the next sentence hereof, Colombia will, to the fullest extent permitted by law, irrevocably waive and agree not to plead any immunity from the jurisdiction of any of the above courts in any action based upon the bonds. Under the laws of Colombia, neither Colombia nor any of its property has any immunity from the jurisdiction of any court or from set-off or any legal process subject to the terms, conditions, limitations or exceptions under (i) Article 177 of the Colombian Administrative Code (Código Contencioso Administrativo), applicable to administrative or judicial proceedings initiated before July 2, 2012; (ii) Articles 192, 195, 298 and 299 of Law 1437 of 2011 (Código de Procedimiento Administrativo y de lo Contencioso Administrativo) applicable to administrative or judicial proceedings initiated on or after July 2, 2012; and (iii) Articles 684 and 513 of the Colombian Civil Procedure Code (Código de Procedimiento Civil) (which will be abrogated by Articles 593, 594 and 595 et al of Law 1564 of 2012 (Código General del Proceso) effective as of January 1, 2014) and Article 19 of Decree 111 of January 15, 1996, pursuant to which the revenues, assets and property of Colombia located in Colombia are not subject to execution, set-off or attachment.

Nevertheless, Colombia reserves the right to plead sovereign immunity under the U.S. Foreign Sovereign Immunities Act of 1976, as amended (the “Immunities Act”), in actions brought against it under the United States federal securities laws or any state securities laws. Colombia’s appointment of its process agent will not extend to these actions. Without Colombia’s waiver of immunity, you will not be able to obtain a United States judgment against Colombia unless the court determines that Colombia is not entitled under the Immunities Act to sovereign immunity in such action. In addition, execution upon property of Colombia located in the United States to enforce a judgment obtained under the Immunities Act may not be possible except in the limited circumstances specified in the Immunities Act.

Even if you are able to obtain a judgment against Colombia in an action under the United States federal securities laws or any state securities laws, you might not be able to enforce it in Colombia. Your ability to enforce foreign judgments in Colombia is dependent, among other factors, on such judgments not violating the principles of Colombian public order. The Head or Acting Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit of Colombia will render an opinion on this matter in connection with the issuance of the bonds.

TAXATION

United States

The following discussion supplements the disclosure provided under the heading “Taxation—United States Federal Taxation” in the accompanying prospectus. This discussion summarizes the material U.S. federal income tax considerations that may be relevant to you if you invest in the bonds in connection with this offering at the offering price and are a U.S. holder. You will be a U.S. holder if you are an individual who is a citizen or resident of the United States, a U.S. domestic corporation, or any other person that is subject to U.S. federal income tax on a net income basis in respect of an investment in the bonds.

The summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as in effect on the date of this prospectus supplement. All of these laws and authorities are subject to change at any time, perhaps with retroactive effect. No assurances can be given that any changes in these laws or authorities will not affect the accuracy of the discussions set forth in this summary.

This summary deals only with U.S. holders that hold the bonds as capital assets (generally, assets held for investment). It does not address considerations that may be relevant to you if you are an investor that is subject to special tax rules, such as a bank, thrift, real estate investment trust, regulated investment company, insurance company, dealer in securities or currencies, trader in securities or commodities that elects mark to market treatment, person subject to alternative minimum tax, person that will hold bonds that are a hedge of or are hedged against interest rate risk or as a position in a “straddle” or conversion transaction, or as part of a “wash sale,” tax-exempt organization or person whose “functional currency” is not the U.S. dollar. If a partnership holds the bonds, the tax treatment of the partner generally will depend upon the status of the partner and the activities of the partnership.

This summary does not cover any U.S. state or local or non-U.S. tax issues, nor does it cover issues under the U.S. federal estate or gift tax laws.

If you are considering an investment in the bonds, you should consult your independent tax advisor about the tax consequences of the ownership and disposition of the bonds, including the relevance to your particular situation of the considerations discussed below, as well as the relevance to your particular situation of state, local, foreign or other tax laws.

Payments or accruals of interest

Payments or accruals of stated interest, including any additional amounts, if any, on a bond will be taxable to you as ordinary income at the time that you accrue or actually or constructively receive such amounts (in accordance with your regular method of tax accounting). However, a payment of stated interest on a bond will not be includible in your income to the extent that it reflects amounts that you paid in respect of accrued pre-issuance interest, but will instead reduce your “adjusted tax basis” (described below under “Taxation—Purchase, sale, exchange and retirement of a bond”) in your bond. You must include any tax withheld from the interest payment as ordinary income even though you do not in fact receive it. You may be entitled to deduct or credit this tax, subject to applicable foreign tax credit limitations.

Interest on the bond is income from sources outside the United States for purposes of the rules regarding the foreign tax credit allowable to a U.S. holder. Under the foreign tax credit rules, that interest generally will be classified as “passive” or “general” category income, depending on your circumstances.

Purchase, sale, exchange and retirement of a bond

When you sell, exchange or otherwise dispose of a bond in a taxable disposition, or if a bond that you hold is retired, you generally will recognize gain or loss equal to the difference between your “amount realized” and your “adjusted tax basis” in the bond. Your “amount realized” generally will be the sum of cash and the fair market value of any property you receive on the sale, exchange, disposition or retirement of the bond (other than any amount received that is attributable to accrued and unpaid interest not previously included in income, which amount will be taxable as ordinary income). Your “adjusted tax basis” in the bond generally will equal the cost of the bond to you.

Gain or loss recognized on the sale, exchange, disposition or retirement of a bond generally will be capital gain or loss, and will be long-term capital gain or loss if you have held the bond for more than one year on the date of disposition. Under current law, net capital gains of non-corporate taxpayers may be taxed at lower tax rates than items of ordinary income. Your ability to offset capital losses against ordinary income is limited. Any gain or loss you recognize on the sale, exchange, disposition or retirement of a bond generally will be treated as, respectively, income from sources within the United States or loss allocable to income from sources within the United States for foreign tax credit limitation purposes.

Medicare tax

For taxable years beginning after December 31, 2012, if you are a U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, you will be subject to a 3.8% tax on the lesser of (i) your “net investment income” for the relevant taxable year (or, in the case of an estate or trust, your “undistributed net investment income”) and (ii) the excess of your modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). Your net investment income generally will include your interest income and your net gains from the disposition of bonds, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities).

Information with respect to foreign financial assets

Owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 on the last day of the taxable year, or $75,000 at any time during the taxable year, generally will be required to file information reports with respect to such assets with their U.S. federal income tax returns. Depending on the individual’s circumstances, higher threshold amounts may apply. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties, and (iii) interests in non-U.S. entities. The bonds may be treated as specified foreign financial assets and you may be subject to this information reporting regime. Failure to file information reports may subject you to penalties. You should consult your independent tax advisor regarding your obligation to file information reports with respect to the bonds.

Backup withholding and information reporting

In general, unless you prove that you are exempt, information reporting requirements will apply to payments of principal and interest to you if such payments are made within the United States or by or through a custodian or nominee that is a “U.S. Controlled Person,” as defined below. “Backup withholding” will apply to such payments of principal and interest if you fail to provide an accurate taxpayer identification number, if you fail to report all interest and dividend income required to be shown on your U.S. federal income tax returns or if you fail to demonstrate your eligibility for an exemption.

If you are paid the proceeds of a sale of a bond effected at the U.S. office of a broker, you will generally be subject to the information reporting and backup withholding rules described above. In addition, the information reporting rules will apply to payments of proceeds of a sale effected at a foreign office of a broker that is a “U.S.

Controlled Person,” as defined below, unless the holder or beneficial owner establishes an exemption, and the backup withholding rules will apply to those payments if the broker has actual knowledge that the holder or beneficial owner is a U.S. holder.

A “U.S. Controlled Person” is (i) a U.S. person (as defined in U.S. Treasury regulations); (ii) a controlled foreign corporation for U.S. federal income tax purposes; (iii) a foreign person 50% or more of whose gross income is derived for tax purposes from a U.S. trade or business for a specified three-year period; or (iv) a foreign partnership in which U.S. persons hold more than 50% of the income or capital interests or which is engaged in a U.S. trade or business.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a holder of a bond generally will be allowed as a refund or a credit against the holder’s U.S. federal income tax liability as long as the holder provides the required information to the United States Internal Revenue Service.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated as of January     , 2013, Colombia has agreed to sell to the underwriters named below, and the underwriters have severally agreed to purchase, the principal amount of the bonds indicated in the following table:

Underwriters	Principal Amount
Deutsche Bank Securities Inc.	U.S. $
Goldman, Sachs & Co.

Total	U.S. $

The underwriting agreement provides that the underwriters are obligated to purchase all of the bonds if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the offering of the bonds may be terminated. Deutsche Bank Securities Inc. is located at 60 Wall Street, New York, New York 10005. Goldman, Sachs & Co. is located at 200 West Street, New York, New York 10282.

Colombia expects that delivery of the bonds will be made against payment for the bonds on or about January     , 2013, which is the fifth business day following the date of this prospectus supplement (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the SEC under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade bonds on the date of this prospectus supplement or the next succeeding business day will be required, by virtue of the fact that the bonds initially will settle on T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

The underwriters propose to offer the bonds initially at the public offering price on the cover page of this prospectus supplement and to securities dealers at that price less a selling concession of     % of the principal amount of the bonds. The underwriters and any such securities dealers may allow a discount of     % of the principal amount of the bonds on sales to other dealers. After the initial public offering of the bonds, the underwriters may change the public offering price and concession and discount to dealers.

In addition, the offering period for bonds offered by this prospectus supplement may be extended during Asian market hours on January     , 2013. The amount of bonds offered during the extended offering period will not exceed 15% of the aggregate principal amount of the bonds initially offered by this prospectus supplement, or U.S. $        . Such additional bonds may be sold at a price to the public that is higher than or equal to (but not less than) the price at which the bonds are being offered to the public in the United States on the date hereof, plus accrued interest.

Colombia has been advised by the underwriters that the underwriters intend to make a market in the bonds but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the bonds.

In connection with the offering, the underwriters may purchase and sell bonds in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of bonds than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the bonds while the offering is in progress.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the bonds. As a result, the price of the bonds may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

Colombia has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

The underwriters and their affiliates may have engaged and may in the future continue to engage in transactions with and perform services for Colombia, for which they received or will receive customary fees and expenses, in addition to the underwriting of this offering. These transactions and services are carried out in the ordinary course of business.

The bonds are being offered for sale in jurisdictions in the United States and outside the United States where it is legal to make such offers. The underwriters have agreed that they will not offer or sell the bonds, or distribute or publish any document or information relating to the bonds, in any jurisdiction (including any Member State of the European Economic Area that has implemented the Prospectus Directive) without complying with the applicable laws and regulations of that jurisdiction.

If you receive this prospectus supplement and the accompanying prospectus, then you must comply with the applicable laws and regulations of the jurisdiction where you (a) purchase, offer, sell or deliver the bonds or (b) possess, distribute or publish any offering material relating to the bonds. Your compliance with these laws and regulations will be at your own expense.

Each underwriter has agreed to comply with the selling restrictions set forth in this prospectus supplement which are as follows:

European Economic Area Selling Restrictions (EEA)

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each of the underwriters has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of the bonds which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant underwriter or underwriters nominated by Colombia for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of the bonds shall require Colombia or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of bonds to the public” in relation to any bonds in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the bonds to be offered so as to enable an investor to decide to purchase or subscribe the bonds, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the bonds in circumstances in which Section 21(1) of the FSMA does not apply to Colombia; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the bonds in, from or otherwise involving the United Kingdom.

Switzerland

This prospectus supplement and the accompanying prospectus, as well as any other material relating to the bonds which are the subject of the offering contemplated by this prospectus supplement, do not constitute an issue prospectus pursuant to Article 652a of the Swiss Code of Obligations. The bonds will not be listed on the SWX Swiss Exchange and, therefore, the documents relating to the bonds, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of the SWX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SWX Swiss Exchange. The bonds are being offered in Switzerland by way of a private placement, (i.e., to a small number of selected investors only, without any public offer and only to investors who do not purchase the bonds with the intention to distribute them to the public). The investors will be individually approached by the underwriters from time to time. This prospectus supplement, as well as any other material relating to the bonds, is personal and confidential and do not constitute an offer to any other person. This prospectus supplement may only be used by those investors to whom it has been provided in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Hong Kong

The bonds may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the bonds may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to bonds which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The bonds have not been and will not be registered under the Securities and Exchange Law of Japan (the “Securities and Exchange Law”) and each underwriter has agreed that it will not offer or sell any bonds, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement and accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the bonds may not be circulated or distributed, nor may the bonds be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the bonds are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the bonds under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Any resale of the bonds offered hereby is regarded as a separate offer and therefore must comply with the offering restrictions set forth above.

Chile

The bonds will not be registered with the SVS under the Chilean Securities Market Law (Ley No. 18,045 de Mercado de Valores), and, accordingly, may not be offered to persons in Chile except in circumstances that do not constitute a public offering under Chilean law.

Colombia

The bonds have not been and will not be registered in the Colombian National Registry of Securities and Issuers maintained by the SFC and may not be offered or sold publicly or otherwise be subject to brokerage activities in Colombia, except as permitted by Colombian law.

Peru

The bonds and the information contained in this offering memorandum have not been and will not be registered with or approved by SMV or the Lima Stock Exchange. Accordingly, the bonds cannot be offered or sold in Peru, except if such offering is a private offering under the securities laws and regulations of Peru. The Peruvian securities market law establishes that any offering may qualify as a private offering if it is directed exclusively to institutional investors.

The bonds have not been registered with the SBS for Peruvian private pension fund investment eligibility, as required by Peruvian legislation.

GENERAL INFORMATION

Legislation

The creation and issue of the bonds have been authorized pursuant to: Law 533 of November 11, 1999, the surviving portions of Law 185 of January 27, 1995, the relevant portions of Law 80 of 1993, Law 781 of December 20, 2002, Decree 2681 of 1993, Authorization by Act of the Comisión Interparlamentaria de Crédito Público adopted in its meeting held on January 17, 2013, External Resolution No. 13 dated November 23, 2012 of the Board of Governors of the Central Bank of Colombia, Resolution No. 131 of January 21, 2013 of the Ministry of Finance and Public Credit and CONPES 3734MINHACIENDA, DNP: SC-DEE, dated November 23, 2012.

For as long as the bonds are listed on the Luxembourg Stock Exchange and the rules of the exchange so require, (1) we will provide for inspection copies of our registration statement, the fiscal agency agreement and the underwriting agreement at the offices of the Luxembourg paying agent and transfer agent during normal business hours on any weekday, (2) we will make available copies of Colombia’s annual reports covering the last two fiscal years in English (as and when available), including the budget for the current fiscal year, at the offices of the Luxembourg paying agent and transfer agent during normal business hours on any weekday and (3) we will also make available, free of charge, this prospectus supplement and the accompanying prospectus and copies of the documents incorporated by reference in this prospectus supplement or the accompanying prospectus at the offices of the Luxembourg paying agent and transfer agent. You may also obtain copies of this prospectus supplement together with the accompanying prospectus dated December 20, 2011 and any documents incorporated herein by reference from the website of the Luxembourg Stock Exchange at http://www.bourse.lu.

Authorization

As of January     , 2013, Colombia has obtained all consents and authorizations that are necessary under Colombian law for (1) the issuance of the bonds and (2) Colombia’s performance of its obligations under the bonds and the fiscal agency agreement.

Litigation

Colombia is not involved and has not been involved in the past 12 months in any litigation or arbitration proceedings relating to claims or amounts that are material in the context of the issue of the bonds. Colombia is not aware of any such litigation or arbitration proceedings that are pending or threatened.

Clearing

The bonds have been accepted for clearing and settlement through DTC, Euroclear and Clearstream, Luxembourg. The securities codes are:

CUSIP	ISIN	Common Code

Validity of the Bonds

The validity of the bonds will be passed upon for Colombia by the Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit of the Republic of Colombia and by Arnold & Porter LLP, 399 Park Avenue, New York, New York 10022, United States counsel to Colombia.

The validity of the bonds will be passed upon for the underwriters by Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004, United States counsel to the underwriters, and by Brigard & Urrutia, Calle 70 A No. 4-41, Bogotá D.C., Colombia, Colombian counsel to the underwriters.

As to all matters of Colombian law, Arnold & Porter LLP may assume the correctness of the opinion of the Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury, and Sullivan & Cromwell LLP may assume the correctness of that opinion and the opinion of Brigard & Urrutia.

As to all matters of United States law, the Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury may assume the correctness of the opinion of Arnold & Porter LLP, and Brigard & Urrutia may assume the correctness of the opinion of Sullivan & Cromwell LLP. All statements with respect to matters of Colombian law in this prospectus supplement and the accompanying prospectus have been passed upon by the Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury and Brigard & Urrutia and are made upon their authority.

No Material Interest

Colombia is not aware of any interest, including any conflicting interest, that is material to the issue/offer.

Authorized Representative

The authorized representative of Colombia in the United States of America is Elsa Gladys Cifuentes Aranzazu, Consul General of the Republic of Colombia in The City of New York, whose address is 10 East 46th Street, New York, New York 10017.

PROSPECTUS

Republic of Colombia

Debt Securities

Warrants

Colombia may from time to time offer debt securities or warrants in amounts, at prices and on terms to be determined at the time of sale and to be set forth in supplements to this prospectus. Colombia may sell securities having an aggregate principal amount of up to $8,323,179,172 (or its equivalent in other currencies) in the United States.

The securities will be general, direct, unconditional, unsecured and unsubordinated external indebtedness of Colombia. The securities will rank equally in right of payment with all other unsecured and unsubordinated external indebtedness of Colombia and will be backed by the full faith and credit of Colombia.

Colombia may sell the securities directly, through agents designated from time to time or through underwriters.

Neither the Securities and Exchange Commission nor any state securities commission or any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to make offers or sales of securities unless accompanied by a supplement. You should read this prospectus and the supplements carefully. You should not assume that the information in this prospectus or any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on the front of those documents.

The date of this prospectus is December 20, 2011.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that Colombia filed with the SEC under a “shelf” registration process. Under this shelf process Colombia may sell, from time to time, any of the debt securities or warrants described in this prospectus in one or more offerings up to a total U.S. dollar equivalent amount of $8,323,179,172. This prospectus provides you with a general description of the debt securities and warrants Colombia may offer under this shelf process. Each time Colombia sells securities under this shelf process, it will provide a prospectus supplement that will contain updated information about Colombia, if necessary, and specific information about the terms of that offering.

Any information contained in this prospectus may be updated or changed in a prospectus supplement, in which case the more recent information will apply. You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement.

FORWARD-LOOKING STATEMENTS

The following documents relating to Colombia’s debt securities or warrants may contain forward-looking statements:

•	this prospectus;

•	any prospectus supplement; and

•	the documents incorporated by reference in this prospectus and any prospectus supplement.

Statements that are not historical facts, including statements about Colombia’s beliefs and expectations, are forward-looking statements. These statements are based on current plans, assumptions, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and Colombia undertakes no obligation to update publicly any of them in light of new information or future events. Forward-looking statements involve inherent risks and uncertainties. Colombia cautions you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include but are not limited to:

•

Adverse external factors, such as high international interest rates, low oil prices and recession or low growth in Colombia’s trading partners. High international interest rates could increase Colombia’s current account deficit and budgetary expenditures. Low oil prices could decrease the Government’s revenues and could also negatively affect the current account. Recession or low growth in Colombia’s trading partners could lead to fewer exports from Colombia and, therefore have a negative impact on Colombia’s growth.

•

Adverse domestic factors, such as declines in foreign direct and portfolio investment, domestic inflation, high domestic interest rates, exchange rate volatility, political uncertainty and continuing insurgency in certain regions. Each of these could lead to lower growth in Colombia and lower international reserves.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, Colombia will use the net proceeds from the sale of the securities for general budgetary purposes.

DESCRIPTION OF THE SECURITIES

This prospectus provides you with a general description of securities that Colombia may offer. Each time Colombia sells securities, it will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus differs from any prospectus supplement, you should rely on the information in the prospectus supplement.

Debt Securities

Colombia will issue the debt securities under a fiscal agency agreement between Colombia and a bank or trust company, as fiscal agent. Whenever Colombia issues a series of debt securities it will attach the fiscal agency agreement that the securities are issued under as an exhibit to the registration statement of which this prospectus forms a part. The name of the fiscal agent will be set forth in the applicable prospectus supplement.

The following description is a summary of the material provisions of the debt securities and the fiscal agency agreement pursuant to which they are issued. Debt Securities may be issued pursuant to the Fiscal Agency Agreement, dated September 28, 1994, as amended by Amendment No. 1 thereto, dated January 21, 2004, between Colombia and the fiscal agent named therein, or another fiscal agency agreement subsequently entered into by Colombia. Given that it is only a summary, the description may not contain all of the information that is important to you as a potential investor in these debt securities. Therefore, you should read the fiscal agency agreement and the form of the debt securities in making your decision on whether to invest in the debt securities. Colombia has filed a copy of these documents with the SEC and will also file copies of these documents at the office of the fiscal agent.

General Terms

The prospectus supplement relating to any series of debt securities offered will include specific terms relating to the debt securities. These terms will include some or all of the following:

•	the title;
•	any limit on the aggregate principal amount;

•	the issue price;

•	the maturity date or dates;

•

if the debt securities bear interest, the interest rate, which may be fixed or floating, the date from which interest will accrue, the interest payment dates and the record dates for these interest payment dates;

•	any mandatory or optional sinking fund provisions;

•	any provisions that allow Colombia to redeem the debt securities at its option;

•	any provisions that entitle you to early repayment at your option;

•	the currency or currencies that you may use to purchase the debt securities and that Colombia may use to pay principal, any premium and interest;

•	the form of debt security-global or certificated and registered or bearer;

•	the authorized denominations;

•	any index Colombia will use to determine the amount of principal, any premium and interest payment; and

•	any other terms of the debt securities that do not conflict with the provisions of the fiscal agency agreement.

Colombia may issue debt securities in exchange for other debt securities or which are convertible into new debt securities. The specific terms of the exchange or conversion of any debt security and the debt security to which it will be exchangeable or converted will be described in the prospectus supplement relating to the exchangeable or convertible debt security.

Colombia may issue debt securities at a discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. If applicable, Colombia will describe the United States federal income tax consequences and any other relevant considerations in the applicable prospectus supplement for any issuance of debt securities.

Nature of Obligation

The debt securities will be general, direct unconditional, unsecured and unsubordinated external indebtedness of Colombia. The debt securities will rank equally in right of payment among themselves and with all other unsecured and unsubordinated external indebtedness of Colombia. Colombia has pledged its full faith and credit for the payment when due of all amounts on the debt securities.

Form and Denomination

Unless otherwise provided in the prospectus supplement for an offering, Colombia will issue debt securities:

•	denominated in U.S. dollars;

•	in fully registered book-entry form;

•	without coupons; and

•	in denominations of $1,000 and integral multiples of $1,000.

Colombia in the future may issue its debt securities outside of the United States in bearer form as provided in a prospectus supplement.

Payment of Principal and Interest

For each series of debt securities, Colombia will make payments on global debt securities by wire transfer to the applicable clearing system, or to its nominee or common depositary, as the registered owner or bearer of the debt securities, which will receive the funds for distribution to the holders. See “Description of the Securities—Global Securities” below.

Colombia will make payments on registered certificated debt securities on the specified payment dates to the registered holders of the debt securities. Colombia will make payments of interest by check mailed to the registered holders of the debt securities at their registered addresses.

Any money that Colombia pays to the fiscal agent for payment on any debt security that remains unclaimed for two years will be returned to Colombia. Afterwards, the holder of such debt security may look only to Colombia for payment. To the extent permitted by law, claims against Colombia for the payment of principal, interest or other amounts will become void unless made within five years after the date on which the payment first became due, or a shorter period if provided by law.

Additional Amounts

Colombia will make all principal and interest payments on the debt securities of each series without deducting or withholding any present or future Colombian taxes, unless the deduction or withholding is required by law. In the event that Colombia is required to make any such deductions, it will pay the holders the additional amounts required to ensure that they receive the same amount as they would have received without this withholding or deduction.

Colombia will not, however, pay any additional amounts in connection with any tax, assessment or other governmental charge that is imposed due to any of the following:

•	the holder or beneficial owner has some connection with Colombia other than merely holding the debt security or receiving principal and interest payments on the debt security;

•

the holder or beneficial owner fails to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with Colombia of the holder or beneficial owner, if compliance is required by Colombia as a precondition to exemption from the deduction; or

•	the holder does not present (where presentment is required) its debt security within 30 days after Colombia makes a payment of principal or interest available.

Redemption and Repurchase

Unless otherwise provided in the prospectus supplement for a series of debt securities, the debt securities will not be redeemable prior to maturity at the option of Colombia or repayable before maturity at the option of the holders. Nevertheless, Colombia may at any time purchase the debt securities and hold or resell them or surrender them to the fiscal agent for cancellation.

Negative Pledge

Colombia will agree when it issues debt securities that as long as any of those debt securities remain outstanding, it will not create or permit to exist any lien (i.e., a lien, pledge, mortgage, security interest, deed of trust or charge), other than certain permitted liens, on its present or future revenues, properties or assets to secure its public external indebtedness, unless the debt securities are secured equally and ratably. As used in this prospectus, “public external indebtedness” means:

•

all actual and contingent obligations of Colombia for borrowed money or for the repayment of which Colombia is responsible that are payable, or at the option of the holder may be payable, in any currency other than Colombian currency; and

•

that are in the form of bonds, debentures, notes or other securities that are or were intended by Colombia to be quoted, listed or traded on any securities exchange, automated trading system, over-the-counter or other securities market, including securities eligible for resale pursuant to Rule 144A under the Securities Act of 1933.

However, up to $14.768 billion of securities (including for this purpose and without limitation, the Colombian Bearer Instruments Series A and B) issued by Colombia in exchange for debt of Colombia and Colombian public sector entities will not be considered public external indebtedness.

Nevertheless, Colombia may create or permit to exist:

•	liens on any asset or property, and related revenues, to secure indebtedness borrowed for the purpose of financing the acquisition, development or construction of that asset or property;

•	any renewal or extension of the above liens that is limited to the same asset or property, and related revenues, and that secures a renewal or extension of the original secured financing;
•	liens on any asset or property, and related revenues, existing at the time of the acquisition of that asset or property; and

•	any renewal or extension of the above liens that is limited to the same asset or property, and related revenues, and that secures a renewal or extension of the original secured financing.

Default and Acceleration of Maturity

Each of the following shall be an event of default under a series of debt securities:

1.	Non-Payment: Colombia fails to pay any principal of or interest on any debt security of that series within 30 days of the date when the payment was due; or

2.	Breach of Other Obligations: Colombia fails to perform any other material obligation contained in the debt securities of that series or the fiscal agency agreement and that failure continues for 45 days after any holder of the debt securities of that series gives written notice to Colombia to remedy the failure and gives a copy of that notice to the fiscal agent; or

3.	Cross Default on Direct Obligations: Colombia fails to pay when due any public external indebtedness (other than public external indebtedness constituting guaranties by Colombia) with an aggregate principal amount greater than $20,000,000 or the equivalent, and that failure continues beyond any applicable grace period; or

4.	Cross Default on Guaranties: Colombia fails to pay when due any public external indebtedness constituting guaranties by Colombia with an aggregate principal amount greater than $20,000,000 or the equivalent, and that failure continues until the earlier of (a) the expiration of the applicable grace period or 30 days, whichever is longer, or (b) the acceleration of the public external indebtedness by any holder; or

5.	Denial of Obligations: Colombia denies its obligations under the debt securities of that series; or

6.	Moratorium: Colombia declares a general suspension of payments or a moratorium on the payment of debt which does not expressly exclude the debt securities of that series; or

7.	IMF Membership: Colombia ceases to be a member of the IMF or ceases to be eligible to use the general resources of the IMF.

If any of the events of default described in paragraphs 1, 2, 5 or 6 above occurs and is continuing, the holders of at least 25% of the aggregate principal amount of the outstanding debt securities of the affected series may declare all the debt securities of that series to be due and payable immediately. If any of the events of default described in paragraphs 3, 4 or 7 above occurs and is continuing, the holders of at least 25% of the aggregate principal amount of the outstanding debt securities of any series may declare all the debt securities of that series to be due and payable immediately. The declarations referred to above shall be made by giving written notice to Colombia and the fiscal agent.

Upon any declaration of acceleration, the principal, interest and all other amounts payable on the relevant debt securities will become immediately due and payable on the date Colombia receives written notice of the declaration, unless Colombia has remedied the event or events of default prior to receiving the notice. The holders of more than 50% of the aggregate principal amount of the relevant debt securities may rescind a declaration of acceleration if Colombia remedies the event or events of default giving rise to the declaration after the declaration is made. In order to rescind a declaration of acceleration in these circumstances, holders must follow the amendment procedures described below.

Collective Action Securities

Colombia may designate a particular series of debt securities to be “Collective Action Securities,” the terms of which will be described in the prospectus supplement relating to such securities and in this prospectus. Collective Action Securities will have the same terms and conditions as other debt securities, except that such Collective Action Securities will contain the provisions regarding amendments, modifications, changes and waivers described under the heading “—Meetings and Amendments—Approval (Collective Action Securities)” below instead of the provisions described under the heading “—Meetings and Amendments—Approval.”

Meetings and Amendments

General. Each series of debt securities will provide that Colombia may call a meeting of the holders of debt securities of that series at any time. Colombia will determine the time and place of the meeting.

Colombia will give the holders not less than 30 or more than 60 days’ prior notice of each meeting. The notice will state:

•	the time and the place of the meeting;

•	in general terms, the action proposed to be taken at the meeting; and

•	the record date for determining the holders entitled to vote at the meeting.

If an event of default relating to the debt securities of a series has occurred and is continuing, the holders of at least 10% in aggregate principal amount of outstanding debt securities of that series may request that the fiscal agent call a meeting of the holders. This request must be in writing and set forth in reasonable detail the action proposed to be taken at the meeting.

To be entitled to vote at any meeting, a person must be:

•	a holder of outstanding debt securities of the relevant series; or

•	a person duly appointed in writing as a proxy for a holder.

The persons entitled to vote more than 50% of the aggregate principal amount of the outstanding debt securities of a series will constitute a quorum. The fiscal agent may make any reasonable and customary regulations governing the conduct of any meeting.

For the purpose of the fiscal agency agreement and the securities of any series, “outstanding debt securities” does not include:

•	previously cancelled debt securities of that series;

•	debt securities of that series called for redemption;

•	debt securities of that series which have become due and payable and for which sufficient funds to pay amounts owed under these debt securities have been paid or provided for;

•	debt securities of that series, which have been substituted with another series of debt securities; and

•	debt securities owned by Colombia.

Certain Amendments Not Requiring Holder Consent. Colombia and the fiscal agent may, without the vote or consent of any holder of debt securities of a series, amend the fiscal agency agreement or the debt securities of that series for the purpose of:

•	adding to Colombia’s covenants for the benefit of the holders;

•	surrendering any of Colombia’s rights or powers;

•	providing collateral for the debt securities;

•	curing any ambiguity or correcting or supplementing any defective provision contained in the fiscal agency agreement or the debt securities; or

•

changing the terms and conditions of the fiscal agency agreement or the debt securities in any manner which Colombia and the fiscal agent may determine and which will not materially adversely affect the interests of the holders of the debt securities.

Approval.

The following description does not apply to any series of debt securities that are Collective Action Securities. See “—Approval (Collective Action Securities)” below for a description of the corresponding terms and conditions applicable to debt securities that are Collective Action Securities.

Colombia and the fiscal agent may modify, amend or supplement the terms of debt securities of any series and the fiscal agency agreement as it relates to those securities, or the holders may take any action provided by the fiscal agency agreement or the terms of their debt securities, with:

•	the approval of the holders of not less than 66 2/3% in aggregate outstanding principal amount of the debt securities of that series that are represented at a meeting of holders; or

•	the written consent of the holders of not less than 66 2/3% in aggregate outstanding principal amount of the debt securities of the relevant series.

However, each holder of a debt security of a particular series must consent to any amendment, modification or change that would, with respect to that series:

•	change the due date for the payment of principal, any premium or any interest on the debt securities;

•	reduce the principal amount of the debt securities;

•	reduce the portion of the principal amount of the debt securities that is payable upon acceleration of the maturity date;

•	reduce the interest rate on the debt securities or any premium payable upon redemption of the debt securities;

•	change the currency or place of payment of principal of or any premium or interest on the debt securities;

•	shorten the period during which Colombia is not permitted to redeem the debt securities or permit Colombia to redeem the debt securities if, prior to this action, Colombia was not permitted to do so;

•

reduce the percentage of principal amount of the holders of the debt securities whose vote or consent is needed to modify, amend or supplement the fiscal agency agreement or the terms and conditions of the debt securities or to take any other action; or

•	change Colombia’s obligation to pay additional amounts.

Approval (Collective Action Securities).

The following description applies only to series of debt securities that are Collective Action Securities.

The persons entitled to vote more than 50% of the aggregate principal amount of the outstanding debt securities of a series normally will constitute a quorum. However, if a meeting is adjourned for lack of a quorum, then holders or proxies representing not less than 25% of the aggregate outstanding debt securities of a series will constitute a quorum when the meeting is rescheduled. For purposes of a meeting of holders that proposes to discuss reserved matters, which are specified below, holders or proxies representing not less than 75% of the aggregate principal amount of outstanding debt securities of a series will constitute a quorum. The fiscal agent may make any reasonable and customary regulations governing the conduct of any meeting.

Colombia and the fiscal agent may modify, amend or supplement the terms of debt securities of any series and the fiscal agency agreement as it relates to those securities, or the holders may take any action provided by the fiscal agency agreement or the terms of their debt securities, with:

•	the approval of the holders of not less than 66 2/3% in aggregate outstanding principal amount of the debt securities of that series that are represented at a meeting of holders; or

•	the written consent of the holders of not less than 66 2/3% in aggregate outstanding principal amount of the debt securities of the relevant series.

However, the holders of not less than 75% in aggregate principal amount of the outstanding debt securities of that series, voting at a meeting or by written consent, must consent to any amendment, modification, change or waiver with respect to the debt securities of that series that would:

•	change the due date for the payment of principal, any premium or any interest on the debt securities;

•	reduce the principal amount of the debt securities;
•	reduce the portion of the principal amount of the debt securities that is payable upon acceleration of the maturity date;

•	reduce the interest rate on the debt securities or any premium payable upon redemption of the debt securities;

•	change the currency or place of payment of principal of or any premium or interest on the debt securities;

•	shorten the period during which Colombia is not permitted to redeem the debt securities or permit Colombia to redeem the debt securities if, prior to this action, Colombia was not permitted to do so;

•

reduce the percentage of principal amount of the holders of the debt securities whose vote or consent is needed to modify, amend or supplement the fiscal agency agreement or the terms and conditions of the debt securities or to take any other action with respect to the debt securities or the fiscal agency agreement or change the definition of “outstanding” with respect to the debt securities;

•	change Colombia’s obligation to pay additional amounts;

•	change the governing law provision of the debt securities;

•

change the courts to the jurisdiction of which Colombia has submitted, Colombia’s obligation to appoint and maintain an agent for the service of process in the Borough of Manhattan, The City of New York or Colombia’s waiver of immunity in respect of actions or proceedings brought by any holder based upon the debt securities;

•	in connection with an exchange offer for the debt securities, amend any event of default under the debt securities; or

•	change the status of the debt securities, as described under “—Nature of Obligation” above.

Colombia refers to the above subjects as “reserved matters”. A change to a reserved matter, including the payment terms of any series of debt securities that are Collective Action Securities, can be made without your consent, as long as a supermajority of the holders (that is, the holders of at least 75% of the aggregate principal amount of the outstanding debt securities) agree to the change.

For purposes of determining whether the required percentage of holders of the debt securities has approved any amendment, modification or change to, or waiver of, the debt securities or the fiscal agency agreement, or whether the required percentage of holders has delivered a notice of acceleration of the debt securities of a series, debt securities owned, directly or indirectly, by Colombia or any public sector instrumentality of Colombia will be disregarded and deemed not to be outstanding, except that in determining whether the fiscal agent shall be protected in relying upon any amendment, modification, change or waiver, or any notice from holders, only debt securities that the fiscal agent knows to be so owned shall be so disregarded. As used in this paragraph, “public sector instrumentality” means Banco de la República, any department, ministry or agency of the central government of Colombia or any corporation, trust, financial institution or other entity owned or controlled by the central government of Colombia or any of the foregoing, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests or otherwise, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of a corporation, trust, financial institution or other entity.

Notices

Notices to the holders of debt securities will be mailed to the addresses of such holders as they appear in the register maintained by the fiscal agent. If the debt securities are issued in bearer form the relevant prospectus supplement will describe the manner in which notices will be given to the holders.

Further Issues of Debt Securities

From time to time, Colombia may, without the consent of holders of the debt securities of any series that are Collective Action Securities, create and issue additional debt securities with the same terms and conditions as those of the debt securities of that series

(or the same except the amount of the first interest payment and the issue price), provided that such additional debt securities do not have, for purposes of U.S. federal income taxation (regardless of whether any holders of such debt securities are subject to the U.S. federal tax laws), a greater amount of original issue discount than the debt securities of that series have as of the date of issuance of such additional debt securities. Colombia may consolidate the additional debt securities to form a single series with the outstanding debt securities of that series.

Warrants

If Colombia issues warrants, it will describe their specific terms in a prospectus supplement. If any warrants are to be offered, Colombia will file a warrant agreement and form of warrant with the SEC. The following description briefly summarizes some of the general terms that will apply to warrants. You should read the applicable prospectus supplement, warrant agreement and form of warrant before making your investment decision.

Colombia may issue warrants separately or together with any debt securities. All warrants will be issued under a warrant agreement to be entered into between Colombia and a bank or trust company, as warrant agent. The prospectus supplement relating to the particular series of warrants will set forth:

•	the initial offering price;

•	the currency you must use to purchase the warrants;

•	the title and terms of the debt securities or other consideration that you will receive on exercise of the warrants;

•	the principal amount of debt securities or amount of other consideration that you will receive on exercise of the warrants;

•	the exercise price or ratio;

•	the procedures for, and conditions to the exercise of, the warrants;

•	the date or dates on which the right to exercise the warrants shall commence and expire;

•	whether and under what conditions Colombia may terminate or cancel the warrants;

•	the title and terms of any debt securities issued with the warrants and the amount of debt securities issued with each warrant;

•	the date, if any, on and after which the warrants and any debt securities issued with such warrants will trade separately;

•	the form of the warrants (global or certificated and registered or bearer), whether they will be exchangeable between such forms and, if registered, where they may be transferred and exchanged;

•	the identity of the warrant agent;

•	any special U.S. federal income tax considerations; and

•	any other terms of such warrants.

Global Securities

DTC, Euroclear and Clearstream, Luxembourg are under no obligation to perform or continue to perform the procedures described below and they may modify or discontinue them at any time. None of Colombia, the fiscal agent or any underwriter of securities named in a prospectus supplement will be responsible for DTC’s, Euroclear’s or Clearstream, Luxembourg’s performance of their obligations under their rules and procedures. Additionally, none of Colombia, the fiscal agent or any underwriter of securities named in a prospectus supplement will be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Colombia may issue the debt securities or warrants in the form of one or more global securities, the ownership and transfer of which are recorded in computerized book-entry accounts, eliminating the need for physical movement of securities.

When Colombia issues global securities, it will deposit the applicable security with a clearing system. The global security will be either registered in the name of, or held in bearer form by, the clearing system or its nominee or common depositary. Unless a global security is exchanged for physical securities, as discussed below under “Description of the Securities—Certificated Securities,” it may not be transferred, except as a whole among the clearing system, its nominees or common depositaries and their successors. Clearing systems include The Depository Trust Company, known as DTC, in the United States, and Euroclear Bank S.A./N.V. as operator of the Euroclear System, known as Euroclear, and Clearstream Banking, société anonyme, known as Clearstream, Luxembourg, in Europe.

Clearing systems process the clearance and settlement of global notes for their direct participants. A “direct participant” is a bank or financial institution that has an account with a clearing system. The clearing systems act only on behalf of their direct participants, who in turn act on behalf of indirect participants. An “indirect participant” is a bank or financial institution that gains access to a clearing system by clearing through or maintaining a relationship with a direct participant. Euroclear and Clearstream, Luxembourg are connected to each other by a direct link and participate in DTC through their New York depositaries, which act as links between the clearing systems. These arrangements permit you to hold global securities through participants in any of these systems, subject to applicable securities laws.

If you wish to purchase global securities, you must either be a direct participant or make your purchase through a direct or indirect participant. Investors who purchase global securities will hold them in an account at the bank or financial institution acting as their direct or indirect participant. Holding securities in this way is called holding in “street name.”

When you hold securities in street name, you must rely on the procedures of the institutions through which you hold your securities to exercise any of the rights granted to holders. This is because the legal obligations of Colombia and the fiscal agent run only to the registered owner or bearer of the global security, which will be the clearing system or its nominee or common depositary. For example, once Colombia and the fiscal agent make a payment to the registered holder or bearer of a global security, they will no longer be liable for the payment, even if you do not receive it. In practice, the clearing systems will pass along any payments or notices they receive from Colombia to their participants, which will pass along the payments to you. In addition, if you desire to take any action which a holder of the global security is entitled to take, then the clearing system would authorize the participant through which you hold your global securities to take such action, and the participant would then either authorize you to take the action or would act for you on your instructions.

The transactions between you, the participants and the clearing systems will be governed by customer agreements, customary practices and applicable laws and regulations, and not by any legal obligation of Colombia or the fiscal agent.

As an owner of securities represented by a global security, you will also be subject to the following restrictions:

•

you will not be entitled to (a) receive physical delivery of the securities in certificated form or (b) have any of the securities registered in your name except under the circumstances described below under “Description of the Securities—Certificated Securities”;

•	you may not be able to transfer or sell your securities to some insurance companies and other institutions that are required by law to own their securities in certificated form;

•

you may not be able to pledge your securities in circumstances where certificates must be physically delivered to the creditor or the beneficiary of the pledge in order for the pledge to be effective; and

•	clearing systems require that global securities be purchased and sold within their systems using same-day funds, for example by wire transfer.

Cross-Market Transfer, Clearance and Settlement

The following description reflects Colombia’s understanding of the current rules and procedures of DTC, Euroclear and Clearstream, Luxembourg relating to cross-market trades in global securities. These systems could change their rules and procedures at any time, and Colombia takes no responsibility for their actions or the accuracy of this description.

It is important for you to establish at the time of the trade where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date, i.e., the date specified by the purchaser and seller on which the price of the securities is fixed.

When global securities are to be transferred from a DTC seller to a Euroclear or Clearstream, Luxembourg purchaser, the purchaser must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day before the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its New York depositary to receive the securities and make payment for them. On the settlement date, the New York depositary will make payment to the DTC participant through which the seller holds its securities, which will make payment to the seller, and the securities will be credited to the New York depositary’s account. After settlement has been completed, Euroclear or Clearstream, Luxembourg will credit the securities to the account of the participant through which the purchaser is acting. This securities credit will appear the next day European time after the settlement date, but will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date, the securities credit and cash debit will instead be valued at the actual settlement date.

A participant in Euroclear or Clearstream, Luxembourg, acting for the account of a purchaser of global securities, will need to make funds available to Euroclear or Clearstream, Luxembourg in order to pay for the securities on the value date. The most direct way of doing this is for the participant to preposition funds, i.e. have funds in place at Euroclear or Clearstream, Luxembourg before the value date, either from cash on hand or existing lines of credit. The participant may require the purchaser to follow these same procedures.

When global securities are to be transferred from a Euroclear or Clearstream, Luxembourg seller to a DTC purchaser, the seller must first send instructions to and preposition the securities with Euroclear or Clearstream, Luxembourg through a participant at least one business day before the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its New York depositary to credit the global securities to the account of the DTC participant through which the purchaser is acting and to receive payment in exchange. The payment will be credited to the account of the Euroclear or Clearstream, Luxembourg participant through which the seller is acting on the following day, but the receipt of the cash proceeds will be back-valued to the value date which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date, the receipt of the cash proceeds and securities debit will instead be valued at the actual settlement date.

Certificated Securities

Colombia will only issue securities in certificated form in exchange for a global security if:

•

in the case of a global security deposited with or on behalf of a depositary, the depositary is unwilling or unable to continue as depositary or is ineligible to act as depositary, and Colombia does not appoint a successor depositary within 90 days after the depositary notifies Colombia or Colombia becomes aware of this situation; or

•	Colombia elects not to have the securities of a series represented by a global security or securities.

In either of these cases, unless otherwise provided in the prospectus supplement for an offering, Colombia and the fiscal agent will issue certificated securities:

•	registered in the name of each holder;

•	without interest coupons; and

•	in the same authorized denominations as the global securities.

The certificated securities will initially be registered in the names and denominations requested by the depositary. You may transfer or exchange registered certificated securities by presenting them at the corporate trust office of the fiscal agent. When you surrender a registered certificated security for transfer or exchange, the fiscal agent will authenticate and deliver to you or the transferee a security or securities of the appropriate form and denomination and of the same aggregate principal amount as the security you are surrendering. You will not be charged a fee for the registration of transfers or exchanges of certificated securities. However, you may be charged for any stamp, tax or other governmental charge associated with the transfer, exchange or registration. Colombia, the fiscal agent and any other agent of Colombia may treat the person in whose name any certificated security is registered as the legal owner of such security for all purposes.

If any registered certificated security becomes mutilated, destroyed, stolen or lost, you can have it replaced by delivering the security or the evidence of its loss, theft or destruction to the fiscal agent. Colombia and the fiscal agent may require you to sign an indemnity under which you agree to pay Colombia, the fiscal agent and any other agent for any losses they may suffer relating to the security that was mutilated, destroyed, stolen or lost. Colombia and the fiscal agent may also require you to present other documents or proof.

After you deliver these documents, if neither Colombia nor the fiscal agent has notice that a bona fide purchaser has acquired the security you are exchanging, Colombia will execute, and the fiscal agent will authenticate and deliver to you, a substitute security with the same terms as the security you are exchanging. You will be required to pay all expenses and reasonable charges associated with the replacement of the mutilated, destroyed, stolen or lost security.

If a security presented for replacement has become payable, Colombia in its discretion may pay the amounts due on the security in lieu of issuing a new security.

Governing Law

The fiscal agency agreement and the securities will be governed by and interpreted in accordance with the laws of the State of New York. However, the laws of Colombia will govern all matters relating to authorization and execution by Colombia.

Jurisdiction; Enforceability of Judgments

Colombia is a foreign sovereign. It may, therefore, be difficult for investors to obtain or enforce judgments against Colombia.

Colombia will appoint the Consul General of Colombia in The City of New York and his or her successors from time to time as its process agent for any action brought by a holder based on the debt securities or warrants of a series instituted in any state or federal court in the Borough of Manhattan, The City of New York.

Colombia will irrevocably submit to the exclusive jurisdiction of any state or federal court in the Borough of Manhattan, The City of New York and the courts of Colombia that sit in Bogota D.C. in respect of any action brought by a holder based on the securities. Colombia will also irrevocably waive any objection to the venue of any of these courts in an action of that type. Holders of the securities may, however, be precluded from initiating actions based on the securities in courts other than those mentioned above.

Colombia will, to the fullest extent permitted by law, irrevocably waive and agree not to plead any immunity from the jurisdiction of any of the above courts in any action based upon the securities. This waiver covers Colombia’s sovereign immunity and immunity from prejudgment attachment, post-judgment attachment and execution but does not extend to the execution, set-off or attachment of revenues, assets and property of Colombia located in Colombia except as provided under Article 177 of the Código Contencioso Administrativo (which will be abrogated by Law 1437 of 2011, effective as of July 2, 2012), Article 684 or 513 of the Código de Procedimiento Civil and Article 19 of the Decree 111 of January 15, 1996 of Colombia.

Nevertheless, Colombia reserves the right to plead sovereign immunity under the U.S. Foreign Sovereign Immunities Act of 1976, as amended (the “Immunities Act”), in actions brought against it under the United States federal securities laws or any state securities laws. Colombia’s appointment of its process agent will not extend to these actions. Without Colombia’s waiver of immunity, you will not be able to obtain a United States judgment against Colombia unless the court determines that Colombia is not entitled under the Immunities Act to sovereign immunity in such action. In addition, execution upon property of Colombia located in the United States to enforce a judgment obtained under the Immunities Act may not be possible except in the limited circumstances specified in the Immunities Act.

Even if you are able to obtain a judgment against Colombia in an action under the United States federal securities laws or any state securities laws, you might not be able to enforce it in Colombia. Your ability to enforce foreign judgments in Colombia is dependent, among other factors, on such judgments not violating the principles of Colombian public order. The Head or Acting Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit of Colombia will render an opinion on this matter in connection with each issuance of securities and/or warrants hereunder.

Provision in National Budget

Colombia recognizes that amounts due under the securities must be paid out of appropriations provided in the national budget. Colombia will undertake that it will annually take all necessary and appropriate actions to provide for the due inclusion of such amounts in the national budget and to ensure timely payment of all amounts due.

Contracts with Colombia

In accordance with Colombian law, by purchasing the securities, you will be deemed to have waived any right to petition for diplomatic claims to be asserted by your government against Colombia with respect to your rights as a holder under the fiscal agency agreement and the securities, except in the case of denial of justice.

TAXATION

The following discussion summarizes certain United States federal and Colombian federal tax considerations that may be relevant to you if you invest in the debt securities. This summary is based on laws, regulations, rulings and decisions now in effect in the United States and on laws and regulations now in effect in Colombia and may change. Any change could apply retroactively and could affect the continued validity of this summary.

This summary does not describe all of the tax considerations that may be relevant to you or your situation, particularly if you are subject to special tax rules. You should consult your tax advisor about the tax consequences of holding debt securities, including the relevance to your particular situation of the considerations discussed below, as well as of state, local and other tax laws.

Colombian Taxation

Under current Colombian law, payments of principal and interest on the debt securities are not subject to Colombian income or withholding tax, provided that the holder of the debt securities is not a Colombian resident and is not domiciled in Colombia. In addition, gains realized on the sale or other disposition of the debt securities will not be subject to Colombian income or withholding tax, provided that the holder of the debt securities is not a Colombian resident and is not domiciled in Colombia. There are no Colombian transfer, inheritance, gift or succession taxes applicable to the debt securities.

United States Federal Taxation

In general, a United States person who holds debt securities or owns a beneficial interest in debt securities will be subject to United States federal taxation. You are a United States person for United States federal income tax purposes if you are:

•	a citizen or resident of the United States or its territories, possessions or other areas subject to its jurisdiction,

•	a corporation organized under the laws of the United States or any political subdivision thereof,

•	an estate, the income of which is subject to United States federal income taxation regardless of its source, or

•

a trust if (1) a United States court is able to exercise primary supervision over the trust’s administration and (2) one or more United States persons have the authority to control all of the trust’s substantial decisions.

If you are a United States person, the interest you receive on the debt securities will generally be subject to United States taxation and will be considered ordinary interest income.

Under current United States federal income tax law, if you are not a United States person, the interest payments that you receive on the debt securities generally will be exempt from United States federal income tax, including withholding tax. However, to receive this exemption you may be required to satisfy certain certification requirements (described below) of the United States Internal Revenue Service to establish that you are not a United States person.

Even if you are not a United States person, you may still be subject to United States federal income taxes on any interest payments you receive if:

•	you are an insurance company carrying on a United States insurance business within the meaning of the United States Internal Revenue Code of 1986, or

•

you have an office or other fixed place of business in the United States that receives the interest and either (1) you earn the interest in the course of operating a banking, financing or similar business in the United States or (2) you are a corporation the principal business of which is trading in stock or securities for your own account, and you otherwise are engaged in a United States trade or business.

If you are not a United States person, any gain you realize on a sale or exchange of debt securities generally will be exempt from United States federal income tax, including withholding tax, unless:

•	your gain is effectively connected with your conduct of a trade or business in the United States or

•

you are an individual holder and are present in the United States for 183 days or more in the taxable year of the sale, and either (1) your gain is attributable to an office or other fixed place of business that you maintain in the United States or (2) you have a tax home in the United States.

The fiscal agent must file information returns with the United States Internal Revenue Service in connection with payments on debt securities made to certain United States persons. If you are a United States person, you generally will not be subject to

United States backup withholding tax on these payments if you provide your taxpayer identification number to the fiscal agent. If you are a United States person, you may also be subject to information reporting and backup withholding tax requirements with respect to the proceeds from a sale of debt securities. If you are not a United States person, in order to avoid information reporting and backup withholding tax requirements you may have to comply with certification procedures to establish that you are not a United States person.

Individuals that own certain foreign financial assets with an aggregate value in excess of a certain amount (to be stated in any applicable prospectus supplement) may be required to file an information report with respect to such assets with their tax returns. United States holders that are individuals are urged to consult their tax advisors regarding the application of that requirement to their ownership of the debt securities.

A debt security held by an individual holder who at the time of death is a non-resident alien will not be subject to United States federal estate tax.

DEBT RECORD

Colombia has regularly met all principal and interest obligations on its external debt for over 60 years.

PLAN OF DISTRIBUTION

Colombia may sell the debt securities and warrants in any of the following ways:

•	through underwriters or dealers;

•	directly to one or more purchasers; or

•	through agents.

Each prospectus supplement will set forth:

•	the name or names of any underwriters or agents;

•	the purchase price of the securities;

•	the net proceeds to Colombia from the sale;
•	any underwriting discounts, agent commissions or other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price and, if applicable, the auction mechanics used to determine such price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

If underwriters are used in the sale of any securities, the underwriters will purchase the securities for their own accounts and may resell them from time to time in one or more transactions, including:

•	in negotiated transactions;

•	at a fixed public offering price; or

•	at varying prices to be determined at the time of sale.

Colombia may offer the securities to the public either through underwriting syndicates represented by managing underwriters or directly by underwriters. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if any are purchased. The underwriters may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

Underwriters may sell securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discount or commission received by them from Colombia and any profit realized on the resale of securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. The related prospectus supplements will identify any of these underwriters or agents and will describe any compensation received from Colombia.

Colombia may also sell the securities directly to the public or through agents designated by Colombia from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of securities and will disclose any commissions Colombia may pay to these agents. Unless otherwise specified in the applicable prospectus supplement, an agent used in the sale of securities will sell the securities on a best efforts basis for the period of its appointment.

Colombia may authorize agents, underwriters or dealers to solicit offers by certain specified entities to purchase the securities from Colombia under delayed delivery contracts. Purchasers of securities under delayed delivery contracts will pay the public offering price and will take delivery of these securities on a date or dates stated in the applicable prospectus supplement. Delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement. The applicable prospectus supplement will set forth the commission payable for solicitation of these delayed delivery contracts.

Colombia may offer the securities of any series to holders of other Colombian securities as consideration for the purchase or exchange by Colombia of these other outstanding securities. This offer may be in connection with a publicly announced tender, exchange or other offer for these securities or in privately negotiated transactions. This type of offering may be in addition to or in lieu of sales of securities directly or through underwriters or agents as set forth in the applicable prospectus supplement.

Colombia may agree to indemnify agents and underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the agents or underwriters may be required to make in respect of any of these liabilities. Agents and underwriters may engage in transactions with or perform services for Colombia in the ordinary course of business.

OFFICIAL STATEMENTS

Information included or incorporated by reference in this prospectus which is identified as being derived from a publication of, or supplied by,

Colombia or one of its agencies or instrumentalities is included on the authority of that publication as a public official document of Colombia. All other information included or incorporated by reference in this prospectus and the registration statement (of which this prospectus is a part) is included as a public official statement made on the authority of the Minister of Finance and Public Credit of Colombia.

VALIDITY OF THE SECURITIES

The validity of the securities of each series will be passed upon for Colombia by the Head or Acting Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury, and by Arnold & Porter LLP, 399 Park Avenue, New York, New York 10022, United States counsel to Colombia. The validity of the securities of each series will be passed upon on behalf of any agents or underwriters by counsel named in the applicable prospectus supplement.

As to all matters of Colombian law, Arnold & Porter LLP will assume the correctness of the opinion of the Head or Acting Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury. As to all matters of United States law, the Head or Acting Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury will assume the correctness of the opinion of Arnold & Porter LLP.

AUTHORIZED REPRESENTATIVE

The authorized representative of Colombia in the United States of America is the Consul General of the Republic of Colombia in The City of New York, whose address is 10 East 46th Street, New York, New York 10017, or such person as is designated in the applicable prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

Colombia has filed a registration statement with the SEC relating to the debt securities and warrants. This prospectus does not contain all of the information described in the registration statement.

For further information, you should refer to the registration statement.

Colombia is not subject to the informational requirements of the U.S. Securities Exchange Act of 1934. Colombia commenced filing annual reports on Form 18-K with the SEC on a voluntary basis beginning with its fiscal year ended December 31, 1996. These reports include certain financial, statistical and other information concerning Colombia. Colombia may also file amendments on Form 18-K/A to its annual reports for the purpose of incorporating information in the Form 18-K or filing with the SEC exhibits which have not been included in the registration statement to which this prospectus and any prospectus supplements relate. When filed, this information and these exhibits will be incorporated by reference into into, and these exhibits will become part of, this registration statement.

You can request copies of these documents by writing to the SEC. You may also read and copy these documents at the SEC’s public reference room in Washington, D.C.:

SEC Public Reference

100 F Street, N.E., Room 1580

Washington, D.C. 20549

Colombia’s SEC filings are also available to the public from the SEC’s website at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room or log on to www.sec.gov.

The SEC allows Colombia to incorporate by reference some information that Colombia files with the SEC. Incorporated documents are considered part of this prospectus. Colombia can disclose important information to you by referring you to those documents. The following documents, which Colombia has filed or will file with the SEC, are considered part of and incorporated by reference in this prospectus and any accompanying prospectus supplement:

•	Colombia’s annual report on Form 18-K for the year ended December 31, 2010 filed with the SEC on October 3, 2011;

•	All amendments on Form 18-K/A to the 2010 annual report filed on or prior to the date of this prospectus;
•	Any amendment on Form 18-K/A to the 2010 annual report filed after the date of this prospectus and prior to the termination of the offering of the securities; and

•	Each subsequent annual report on Form 18-K and any amendment on Form 18-K/A filed after the date of this prospectus and prior to the termination of the offering of the securities.

Later information that Colombia files with the SEC will update and supersede earlier information that it has filed.

Any person receiving a copy of this prospectus may obtain, without charge and upon request, a copy of any of the above documents (including only the exhibits that are specifically incorporated by reference in them). Requests for such documents should be directed to:

Dirección General de Crédito Público y

Tesoro Nacional

Ministerio de Hacienda y Crédito Público

Carrera 7a, No. 6-45, Piso 1

Bogotá, D.C.

Colombia

Telephone: 57-1- 381-2156

Facsimile:  57-1- 350-6651

REPUBLIC OF COLOMBIA

Ministerio de Hacienda y Crédito Público

Dirección General de Crédito Público y Tesoro Nacional

Carrera 8, No. 6C-38, Piso 1

Bogotá D.C., Colombia

FISCAL AGENT, REGISTRAR, PAYING AND TRANSFER AGENT

The Bank of New York Mellon

Global Trust Services—Americas

101 Barclay Street, 4th Floor

New York, New York 10286

PAYING AGENTS AND TRANSFER AGENTS

The Bank of New York Mellon, London Branch	The Bank of New York Mellon (Luxembourg) S.A.
One Canada Square Canary Wharf London E14 5AL England	Vertigo Building-Polaris 2-4 rue Eugène Ruppert L-2453 Luxembourg Luxembourg

LISTING AGENT

KBL European Private Bankers S.A.

43, Boulevard Royal

L-2955 Luxembourg

Luxembourg

LEGAL ADVISORS TO THE REPUBLIC

As to United States Law	As to Colombian Law

Arnold & Porter LLP 399 Park Avenue New York, New York 10022	Legal Affairs Group Ministerio de Hacienda y Crédito Público Dirección General de Crédito Público y Tesoro Nacional Carrera 8, No. 6C-38, Piso 1 Bogotá D.C., Colombia

LEGAL ADVISORS TO THE UNDERWRITERS

As to United States Law	As to Colombian Law

Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004	Brigard & Urrutia Calle 70 A No. 4-41 Bogotá D.C., Colombia